Exhibit 2.1

Execution Copy

Membership Interest

Purchase and Sale Agreement

by and among

Saddle Butte Pipeline LLC,

as Seller,

Saddle Butte Fort Berthold Gathering, LLC

and

Saddle Butte Assets, LLC,

the Companies,

and

Targa Resources Partners LP

as Buyer

Dated November 14, 2012

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LIST OF SCHEDULES AND EXHIBITS

Exhibits
	1.1(a)	Form of Escrow Agreement
	1.1(b)	Net Working Capital and Purchase Price Adjustment Amount Illustrations
	1.1(c)	Form of Transition Services Agreement
	2.2	Earnout
	7.8(a)	Form of Resignation of Officers and Directors
	7.8(b)	Form of Release from Officers and Directors
	7.17	High Prairie Term Sheet
	10.2(a)	Form of Assignment of Interests
	10.2(g)	Form of Investor Certificate
	10.2(h)	Form of Non-Competition and Non-Solicitation Agreement

Disclosure Schedule
Section 1.1(a)	Excluded Properties – Contracts of Insurance and Indemnity
Section 1.1(b)	Excluded Properties – Intellectual Property
Section 1.1(c)	Excluded Properties – Vehicles and Office and Computer Equipment
Section 1.1(d)	Excluded Properties – Other Assets
Section 1.1(e)	Permitted Liens
Section 1.1(f)	Pipelines
Section 1.1(g)	Facilities
Section 1.1(h)	Permits
Section 1.1(i)	Easements
Section 1.1(j)	Fee Interests
Section 1.1(k)	Contracts
Section 1.1(l)	Inventory
Section 1.1(m)	Sureties
Section 1.1(n)	Extended Facilities Obligations
Section 1.1(o)	Ordinary Course Producer Obligations
Section 1.1(p)	Saddle Butte II Contracts
Section 3.5	Non-Contravention of Seller
Section 3.6	Approvals
Section 3.7	Pending Proceedings of Seller
Section 3.8	Employment Matters
Section 3.9	Transfer of Properties
Section 4.1	Organization and Standing of the Companies
Section 4.3	Capitalization
Section 4.6	Non-Contravention of the Companies
Section 4.7	Approvals
Section 4.9	Pending Proceedings of the Companies
Section 4.10	Compliance with Laws

v

Section 4.11(b)	Taxes
Section 4.12	Company Contracts
Section 4.12(a)	Contracts for the Companies and the Properties
Section 4.12(b)	Contracts for the Properties
Section 4.13(b)	Regulatory Matters – Subject to Regulation
Section 4.13(c)	Regulatory Matters – Licenses and Permits
Section 4.14	Pipeline and Facilities
Section 4.15	Gas Imbalances
Section 4.16	Oil Imbalances
Section 4.17(b)	Intellectual Property
Section 4.17(c)	List of Software
Section 4.19	No Alienation
Section 4.20	Consents
Section 4.22	Contracts which Require Capital Contributions
Section 4.24	Financial Advisors
Section 4.25(a)	List of Insurance Policies
Section 4.25(b)	List of Insurance Claims
Section 4.27	Business Guaranties
Section 4.28	Easements
Section 4.29	Sufficiency of Properties
Section 4.30	Facilities Bank Pipeline Obligations
Section 4.31	Fort Berthold Indian Reservation
Section 4.32	Financial Statements
Section 7.5(a)	Contracts requiring Disposition of Properties
Section 7.6(h)	Planned Capital Expenditures
Section 7.17	Seller Contracts
Section 8.4	Option Agreements
Section 9.1(l)	Required Consents and Approvals
Section 10.2(h)	Non-Compete Employees

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated November 14, 2012 (the “Execution Date”), is by and among Saddle Butte Pipeline LLC, a Delaware limited liability company (“Seller”), Saddle Butte Fort Berthold Gathering, LLC, a Colorado limited liability company (“Berthold Gathering”), Saddle Butte Assets, LLC, a Colorado limited liability company (“Assets LLC” and, together with Berthold Gathering, the “Companies” and each a “Company”), and Targa Resources Partners LP, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of all of the membership interests of each of the Companies (the “Interests”);

WHEREAS, Seller desires to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Seller, on the terms and conditions set forth herein; and

WHEREAS, the Companies desire to join in the execution of this Agreement for the purpose of evidencing their consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller, the Companies, and Buyer hereby agree as follows:

Article I. Definitions and References

Section 1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person. Unless otherwise specifically provided, none of the following entities are “Affiliates” of Seller or any of the Companies: (i) Yorktown Energy Partners VII, L.P., (ii) Yorktown Energy Partners VIII, L.P., and (iii) Yorktown Energy Partners IX, L.P.

“Agreement” means this Membership Interest Purchase and Sale Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Applicable Environmental Laws” means all federal, state, tribal or local laws, rules, orders, judgments, decrees or regulations in effect on or prior to the Closing Date and applicable to Seller, Buyer, the Companies, the Properties or this Agreement and the transactions contemplated hereby governing pollution or protection of human health, safety or the environment (including any releases or disposal of materials into the environment), including the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil

Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, as each has been amended from time to time.

“Applicable Laws” means (other than Applicable Environmental Laws) all federal, state, tribal or local laws, rules, orders, judgments, decrees or regulations in effect on or prior to the Closing Date and applicable to Seller, Buyer, the Companies, the Properties, the Business or this Agreement and the transactions contemplated hereby.

“Balance Sheet Date” means September 30, 2012.

“Business” means the gathering, transporting, terminaling and marketing of crude oil, the gathering, processing and marketing of natural gas and other related midstream services such as the installation of pipelines (including salt water pipelines) and equipment as conducted by Seller Companies in the counties of McKenzie, Dunn, McLean, Mountrail and Williams in North Dakota.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated July 2, 2012 by and between Seller and Buyer.

“Contracts” shall have the meaning assigned to such term in subsection (f) of the definition of Properties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Credit Facilities” means (i) that certain Credit Agreement dated as of October 7, 2011 among Seller, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders Party thereto, as amended by the First Amendment and Waiver to Credit Agreement dated as of January 4, 2012, Second Amendment and Waiver to Credit Agreement dated as of June 20, 2012, Third Amendment to Credit Agreement dated as of July 12, 2012, and Fourth Amendment to Credit Agreement dated as of October 31, 2012, and (ii) that certain Letter Agreement dated June 20, 2012 by and between Seller, as Borrower, and Saddle Butte Pipeline II, LLC, as Lender.

“Current Assets” means the Companies’ accounts receivable, inventory, work in process and other current assets , all determined on a combined basis in accordance with GAAP applied on a consistent basis except as expressly provided by the accounting policies, practices and principles set forth on or used in the preparation of the Net Working Capital Illustration attached hereto as Exhibit 1.1(b); provided, that Current Assets shall not include, in whole or in part; (a) Excluded Properties, (b) any deferred Tax assets, or (c) any intercompany accounts.

“Current Liabilities” means the Companies’ accounts payable, accrued liabilities, and other current liabilities all determined on a combined basis in accordance with GAAP applied on a consistent basis except as expressly provided by the accounting policies, practices and principles set forth on or used in the preparation of the Net Working Capital Illustration attached hereto as Exhibit 1.1(b); provided, that Current Liabilities shall not include, in whole or in part (a) Debt or obligations under the Credit Facilities (including the current portion of Debt, lines of credit, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts required to be paid by Seller to obtain the release of all Liens against the Properties securing the Debt or Credit Facilities); (b) any deferred Tax liability or any obligations with respect to income Taxes; (c) any Excluded Properties, or (d) deferred revenues.

“Debt” means (a) all indebtedness of the Companies for borrowed money (including all principal, interest, premiums, penalties, termination fees or breakage fees), (b) all obligations of the Companies evidenced by notes, bonds, debentures or similar instruments, (c) all capitalized lease obligations, (d) all reimbursement obligations of the Companies in respect of any letter of credit, banker’s acceptance or similar credit transaction, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property or equipment which has been delivered, (f) all obligations under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any off-balance sheet arrangement, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination, (h) all Debt of another Person of the type referred to in clauses (a) through (g) above guaranteed by any of the Companies directly or indirectly, jointly or severally, in any manner, and (i) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Debt referred to in clauses (a) through (h), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses. For the avoidance of doubt, the liabilities and obligations of the Companies and of the Seller under the Credit Facilities will not be considered “Debt” for the purposes of this Agreement; provided the Seller (at Seller’s expense) will nevertheless be obligated, on or prior to the Closing, to pay off all liabilities and obligations under, and obtain a release of all Liens under the Credit Facilities.

“Defect” means any Title Defect, as defined in Section 8.4, or any Environmental Defect, as defined in Section 8.5.

“Defect Amount” means any Title Defect Amount, as defined in Section 8.3, and any Environmental Defect Amount, as defined in Section 8.5.

“Defensible Title” means, as of the date of this Agreement and the Closing Date, such title and ownership by a Company with respect to any property that:

(a) provides such Company with good and valid ownership of the subject property free and clear of Liens, other than Permitted Liens;

(b) entitles such Company to operate, maintain, repair, replace and use the subject properties in the same manner as they are currently or have been operated by any of the Seller Companies; and

(c) entitles such Company to use the Easements and Permits of such Company to the extent necessary to operate, maintain, repair, replace and use the subject properties in the same manner as they are currently or have been used by any of the Seller Companies.

“Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Companies to Buyer contemporaneously with the execution and delivery of this Agreement.

“Dollar” and “$” means the United States of America dollar.

“Easements” shall have the meaning assigned to such term in subsection (d) of the definition of Properties.

“Effective Date” means 11:59 p.m. on December 31, 2012.

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.

“Employees” means individuals who provide services in the capacity of an employee of Seller, the Companies, or one of their respective Affiliates, in connection with the Business or the Properties.

“Environmental Defect Deductible” means $50,000.

“Environmental Escrow Amount” means $5,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that is treated as a single employer with a Company under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, among Seller, Buyer and the Escrow Agent, and attached hereto as Exhibit 1.1(a).

“Escrow Amount” means the sum of the Indemnity Escrow Amount, the Title Escrow Amount and the Environmental Escrow Amount.

“Excluded Properties” means:

(a) All contracts of insurance or indemnity listed on Section 1.1(a) of the Disclosure Schedule subject to Article XIV;

(b) Any refund of Taxes borne by Seller or the Companies attributable to a Pre-Effective Date Tax Period;

(c) All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by a Company and not located in the State of North Dakota, as generally listed on Section 1.1(b) of the Disclosure Schedule;

(d) Any logo, service mark, copyright, trade name or trademark of or associated with a Company or any Affiliate of a Company or the Business;

(e) All vehicles and offices and related office and computer equipment to the extent located in any state other than North Dakota, as generally listed on Section 1.1(c) of the Disclosure Schedule;

(f) Any Property excluded as part of the Title Defect or Environmental Defect process in Article VIII;

(g) The assets listed on Section 1.1(d) of the Disclosure Schedule;

(h) The Mineral/Oil Development Agreement with the Three Affiliates Tribes;

(i) Any contract which is not used in connection with or held for use in the Business and is used by Seller outside of the counties listed on Section 1.1(p) of the Disclosure Schedule; and

(j) For the avoidance of doubt, any and all assets, properties, governing documents and contracts held for the purposes of High Prairie Pipeline, LLC, a Delaware limited liability company.

“Extended Facilities Obligations” means the obligations of the Companies (to be performed in the ordinary course of business) to construct pipelines and related facilities for the benefit of producers pursuant to the extended facilities provisions of the Contracts listed on Section 1.1(n) of the Disclosure Schedule.

“Facilities” shall have the meaning assigned to such term in subsection (b) of the definition of Properties.

“Fee Interests” shall have the meaning assigned to such term in subsection (e) of the definition of Properties.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Entity, judgment or decree of a court of a competent jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles or organization or certificate of formation and operating agreement or limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof, and other minerals, gases or substances extracted from or produced with the foregoing.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnity Escrow Amount” means $50,000,000.

“IRS” means the Internal Revenue Service.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to: (a) in the case of a Person who is an individual, such Person; (b) in the case of Seller or a Company, John Earley, Bruce Snow, Jack Vaughn, David Wait, Levi Rozga and David Beach; and (c) in the case of Buyer, Joe Bob Perkins, Michael Heim and Matt Meloy.

“Lien” means, with respect to any property or asset, any deed of trust, mortgage, security interest, encumbrance, or pledge of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, any occurrence, circumstance, change or effect or other matter that would be reasonably expected to materially and adversely affect the business, operations or financial condition of such Person (and in the case of a Company, of the Companies and the Properties taken as a whole); provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:

(a) any occurrences, changes, circumstances or effects that affect generally the oil or gas industries such as fluctuations in the price of oil or gas, or that result from international, national, regional, state or local economic conditions, from general developments or conditions in the oil or gas industries, from changes in laws, rules or regulations applicable to the Companies or the Properties or from other general economic conditions, facts or circumstances,

(b) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of business;

(c) any occurrences, changes, circumstances or effects that result from any of the transactions contemplated by this Agreement or the public announcement thereof, or

(d) any occurrences, changes, circumstances or effects that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation terrorist attacks, except to the extent that such occurrences, changes, circumstances or effects have a disproportionate impact on the Companies, the Business or the Properties relative to other participants in the industry in which the Companies conduct the Business or own or operate the Properties.

“Net Working Capital” means an amount equal to the Current Assets of the Companies minus the Current Liabilities of such Companies, in each case as of 11:59 p.m. local time on the day immediately preceding the Purchase Price Adjustment Date as presented on the Estimated Purchase Price Adjustment Date Balance Sheet or the Final Purchase Price Adjustment Date Balance Sheet, as applicable, in each case prepared in accordance with the illustration set forth on Exhibit 1.1(b).

“Non-Competition Agreement” means each non-competition agreement, in the form attached as Exhibit 10.2(h), entered into as of, or prior to, the Closing Date, between Buyer and each Person listed on Section 10.2(h) of the Disclosure Schedule.

“Ordinary Course Producer Obligations” means the obligations of the Companies (to be performed in the ordinary course) to acquire rights-of-way, construct, install, operate or maintain pipeline assets on behalf of producers, pursuant to the terms and provisions of the Contracts listed on Section 1.1(o) of the Disclosure Schedule.

“Permits” shall have the meaning assigned to such term in subsection (c) of the definition of Properties.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings as set forth on Section 1.1(e) of the Disclosure Schedule, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings as set forth on Section 1.1(e) of the Disclosure Schedule, (c) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (d) Liens created by Buyer or its successors and assigns, (e) any Lien granted by a third party to encumber properties or assets owned by such third party which also encumbers the Easements, but which have not and are not reasonably expected to materially adversely impact the Business, (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of midstream assets if the same are customarily obtained routinely and subsequent to such sale of conveyance, (g) surface leases and other similar rights or servitudes in respect of surface operations, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights of way for utilities, on, over or in respect of any of the Property to the extent such matters do not unreasonably interfere with operations on the Property, (h) rights reserved to or vested in any municipality or government, statutory or public authority to control or regulate any of the Property in any manner, (i) any deed of trust, mortgage or other Lien that will be fully released at Closing, (j) Liens referenced in Section 1.1(e) of the Disclosure Schedule hereto, (k) any Extended Facilities Obligations, and (l) Liens in the ordinary course of business that are minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of midstream assets and that do not materially affect the value or use of any property encumbered thereby.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pipeline” shall have the meaning assigned to such term in subsection (a) of the definition of Properties.

“Pre-Effective Date Tax Period” means all taxable periods (or portions thereof) ending on or before the Effective Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity, other than permit and zoning applications which were pursued in the ordinary course of business and which to Seller’s Knowledge are not in dispute.

“Properties” means, except for the Excluded Properties, all of the assets, properties, rights and interests owned, leased, used or usable by the Seller or the Companies (but, for the avoidance of doubt, specifically excluding SBO and High Prairie Pipeline, LLC, a Delaware limited liability company and wholly owned subsidiary of Seller) in connection with the Business, including:

(a) One hundred percent (100%) of the crude oil and natural gas gathering assets owned, leased or otherwise used by the Companies, located in McKenzie, Dunn and Mountrail counties, North Dakota, including approximately 184.4 miles of crude oil pipeline, approximately 115.3 miles of natural gas pipeline and all appurtenances, facilities and fixtures all of which are described on Section 1.1(f) of the Disclosure Agreement (the “Pipeline”);

(b) The above ground facilities including terminals (including the Johnson Corner Terminal and Alexander Terminal), tankage, plants (including the Little Missouri Processing Plant), compressors, dehydration equipment, pipeline interconnect facilities and appurtenant equipment and facilities owned, leased or used by the Companies and described on Section 1.1(g) of the Disclosure Agreement (collectively referred to as the “Facilities”);

(c) The permits, licenses and governmental authorizations used by the Seller, the Companies or any of their Affiliates in the Business as described on Section 1.1(h) of the Disclosure Agreement, and any other permits, licenses and tribal and governmental authorizations that are used by the Seller, any Company or any of its Affiliates in the conduct of the Business, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities (the “Permits”);

(d) The easements, right-of-way agreements, option agreements, use agreements and other interests of the Companies, as described on Section 1.1(i) of the Disclosure Schedules, and any other easements, right-of-way agreements, option agreements, use agreement and similar land-related agreements or interests owned by any Company that are used or usable in the Business or for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities, except as specified in (e) below (the “Easements”);

(e) The fee interests in land, as described on Section 1.1(j) of the Disclosure Schedules, and any other fee interests in land owned by a Company which are used or usable in the conduct of the Business, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities (the “Fee Interests”);

(f) The contracts, instruments and agreements listed on Section 1.1(k) of the Disclosure Schedules and any and all other contracts, instruments and agreements of the Companies that are used in the conduct of the Business, including for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities and the purchase and sale, gathering, transporting and marketing of crude oil or gas (including, but not limited to gathering agreements and compression agreements), master service agreements, road bonds, construction contracts and office leases (the “Contracts”);

(g) All machinery, equipment and other inventory held by the Seller, the Companies or any of their Affiliates for future use in the Business, including compressors, pipe and other personal property (“Inventory”), as described on Section 1.1(l) of the Disclosure Schedules;

(h) Any and all unexpired warranties, claims, rights, or causes of action that the Seller or the Companies may have against third parties that relate to the Pipeline, Facilities, Permits, Easements, Fee Interests, Contracts or the Business;

(i) All performance and surety bonds securing performance by a Company or the Business as listed on Section 1.1(m) of the Disclosure Schedules (“Sureties”);

(j) All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by a Company and located in the State of North Dakota, including those items listed on Section 4.17(c); and

(k) Corporate goodwill and going concern value of the Companies.

“Purchase Price Adjustment Amount” means any amount (whether a positive or negative number) equal to (i) the sum of (1) the amount of capital or monies contributed to any Company by Seller after the Purchase Price Adjustment Date and (2) the aggregate Net Working Capital of the Companies less (ii) the sum of (x) the amount of capital or monies distributed by the Companies to Seller after the Purchase Price Adjustment Date (not including documented reimbursements by the Companies to Seller of amounts expended by Seller for continuing operations of the Companies in the ordinary course of business), (y) any Debt, and (z) any adjustments provided for in Articles V, Article VIII and Section 12.1, to the extent not already reflected in other adjustments.

“Purchase Price Adjustment Date” means October 1, 2012.

“Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice without incurring unreasonable expenses.

“Retained Liabilities” means (a) all liabilities and obligations arising out of or related to the Excluded Properties and (b) any and all liabilities and obligations arising out of, under, associated with or related to (i) any employee benefit, or compensation plan, program or arrangement sponsored, maintained or contributed to by any Seller Company, or any of its ERISA Affiliates, or to which any Seller Company or any of its ERISA Affiliates was obligated to contribute at any time prior to Closing (ii) any claims by or relating to the Employees, with respect to services to the Company or the Business, to the extent relating to the periods prior to the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Companies” means the Companies, Seller and each of their respective Affiliates.

“Site Assessment” means and includes (i) performance of site inspections at the Properties; (ii) review and copy of any and all records pertaining to the Properties and relating to human health, safety or the environment; (iii) interviews with the employees, agents and representatives of Seller, each Company and their Affiliates that may have knowledge of environmental matters relating to the Properties; (iv) review of Governmental Entity records with respect to the Properties; and (v) performance of environmental site assessments (including Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05)), compliance reviews, sampling, boring, drilling or other invasive investigation activities at, on, under or about the Properties (provided such sampling, boring, drilling or other invasive investigation activities if conducted prior to the Closing are made with the express written consent or approval of the Seller).

“Straddle Period” means any Tax period or year commencing before, and ending after, the Effective Date.

“Tax” or “Taxes” means any federal, state, tribal, provincial, county, local or foreign taxes, charges, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, estimated, stamp, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes imposed by any Governmental Entity, and includes any interest and penalties on or additions to any such taxes.

“Tax Return” means any return or report with respect to Taxes.

“Title Defect Deductible” means $50,000.

“Title Escrow Amount” means $2,500,000.

“Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Seller and Buyer, in the form attached hereto as Exhibit 1.1(c).

Section 1.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 1.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Allocation	Section 7.11(e)
Asserted Environmental Defect	Section 8.2(b)
Asserted Title Defect	Section 8.2(a)
Assets LLC	Preamble
Assignment	Section 10.2(a)
Base Purchase Price	Section 2.2
Berthold Gathering	Preamble
Buyer	Preamble
Buyer DC Plan	Section 7.10(c)
Buyer’s Indemnified Claim	Section 13.2(a)
Buyer’s Review	Section 8.1
Cap	Section 13.3(b)
Closing	Section 10.1
Closing Date	Section 10.1
Company	Preamble

Defined Term	Reference
Company Contract	Section 4.12
Consents	Section 4.20
Cure Conditions	Section 8.2(a)
Cure Date	Section 8.7
Damages	Section 7.2
Deductible	Section 13.2(b)
Defect Notice	Section 8.2
Disputes	Article XVI
Earnout Amount	Section 2.2
Earnout Payment	Section 2.2
Environmental Defect	Section 8.5
Environmental Defect Amount	Section 8.5
Environmental Escrow Term	Section 8.9(c)
Environmental Post-Closing Defect Date	Section 8.2(b)
Estimated Closing Items	Section 12.2
Estimated Purchase Price Adjustment Date Balance Sheet	Section 12.2
Estimated Net Working Capital	Section 12.2
Estimated Purchase Price Adjustment Amount	Section 12.2
Examination Period	Section 8.1
Execution Date	Preamble
Field Employees	Section 3.8
Final Closing Items	Section 12.3(a)
Final Purchase Price Adjustment Date Balance Sheet	Section 12.3(a)
Final Net Working Capital	Section 12.3(a)
Final Purchase Price Adjustment Amount	Section 12.3(a)
First Defect Date	Section 8.6
Hire Date	Section 7.10(a)
Hired Employees	Section 7.10(a)
HSR Act	Section 7.16
Indemnitee	Section 13.4
Indemnity Escrow Term	Section 13.7(b)
Independent Expert	Section 12.3(c)
Inspection Indemnitees	Section 7.2
Interests	Recitals
Interim Balance Sheet	Section 4.31(a)
NGA	Section 4.13(a)
NGPA	Section 4.13(a)
Non-HSR Terminaton Date	Section 11.1(b)(iii)
Pre-Effective Date Straddle Period	Section 7.11(d)
Post-Effective Date Straddle Period	Section 7.11(d)
Reservation	Section 4.31(a)
SBO	Section 3.8
Seller	Preamble
Seller Contracts	Section 7.17
Seller DC Plan	Section 7.10(c)

Defined Term	Reference
Seller’s Indemnified Claim	Section 13.1
Seller’s Indemnified Claims	Section 13.1
Survival Period	Section 13.3(b)
Termination Date	Section 11.1(b)(iii)
Title Defect	Section 8.6
Title Defect Amount	Section 8.3
Title Defect Property	Section 8.3
Title Escrow Term	Section 8.9(b)
Title Post-Closing Defect Date	Section 8.2(a)

Article II. Terms of the Transaction

Section 2.1. Agreement to Purchase and Sell Interests. For the consideration hereinafter set forth, and subject to the terms and provisions herein contained, Seller agrees to sell, and Buyer agrees to purchase, the Interests.

Section 2.2. Purchase Price. The purchase price for the Interests shall be (a) Nine Hundred Fifty Million Dollars ($950,000,000.00) subject to adjustment as set forth in Section 2.3 below (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Purchase Price”) and (b) the right to receive an additional cash payment (the “Earnout Payment”) in an aggregate amount of Fifty Million Dollars ($50,000,000.00) (the “Earnout Amount”) at the time and on the terms described in Exhibit 2.2.

Section 2.3. Potential Adjustments to the Purchase Price. The Base Purchase Price shall be subject to adjustments as provided in Article VIII and Article XII hereof without duplication thereof. The Base Purchase Price, as adjusted pursuant to this Section 2.3, and as the same may otherwise be adjusted by mutual agreement of the parties, plus, any Earnout Payment is herein called the “Purchase Price”.

Section 2.4. Payment of the Purchase Price. The Purchase Price shall be payable as follows:

(a) At the Closing, Buyer shall deliver to Seller, by wire transfer of immediately available funds in Dollars to an account designated in writing by Seller to Buyer, an amount equal to the Purchase Price, less the Escrow Amount:

(b) At the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms of, and subject to the rights of the Seller and Buyer under, the Escrow Agreement.

(c) For federal income tax purposes, Buyer and Seller agree that Buyer shall be treated as the owner of the Escrow Amount during the term of the Escrow so that Seller shall be entitled, to the maximum extent allowed, to report the receipt of the Escrow Amount in accordance with the installment method described in Section 453 of the Code. The parties shall not take any action that would be inconsistent with the foregoing.

Article III. Representations and Warranties of Seller

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1. Title to Interests. The Interests are duly authorized, validly existing, fully paid and non-accessible. Seller is the record and beneficial owner of, and upon consummation, the transactions contemplated hereby, Buyer will acquire good and valid title to, the Interests, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates (ii) restrictions on transfer that may be imposed by federal or state securities laws, (iii) restrictions on transfer that are cancelled as of the Closing and (iv) Liens to be released at or prior to Closing. The Interests being acquired from Seller constitute one hundred percent (100%) of the ownership interests in each Company.

Section 3.2. Organization and Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.3. Power and Authority. Seller has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated thereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all limited liability company action of Seller.

Section 3.4. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.5. Non-Contravention. Except as set forth in Section 3.5 of the Disclosure Schedule, neither the execution, delivery and performance by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby and thereby (i) violate the Governing Documents of Seller, (ii) do or will conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Interests or Properties may be bound, or (iii) violate any Applicable Law binding upon Seller, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to materially and adversely impact the ownership or use of the Properties, the conduct of the Business, or the ability of Seller to consummate the transactions contemplated herein.

Section 3.6. Approvals. Except as provided in Section 3.6 of the Disclosure Schedule and except in connection with the HSR Act and under the Credit Facilities, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 3.7. Pending Litigation. Except as set forth in Section 3.7 of the Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened, in which Seller is or may be a party adversely affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 3.8. Employment and Benefit Plan Matters. The Companies do not employ any Employees. All services provided to the Companies in connection with the Properties are provided by Employees of Saddle Butte Operating, LLC (“SBO”). Section 3.8 of the Disclosure Schedule sets forth a list of those Employees of SBO who provide services in connection with the field operations of the Properties as identified by Seller (the “Field Employees”), by position, principal work location, and date of hire. Except as disclosed in Section 3.8 of the Disclosure Schedule, (i) there are no collective bargaining agreements or similar labor union contracts applicable to the Field Employees and, to the Knowledge of Seller, no such agreement or contract has been requested by any Field Employee, group of Field Employees, or labor union; (ii) no Field Employees are represented by any labor union with respect to maintaining or providing services to the Properties; (iii) there are no pending, and to the Knowledge of Seller, threatened representational campaign or other organizing activities by any labor union to become the collective bargaining representative of any of the Field Employees; and (iv) the Field Employees have not in the past year engaged in any strikes, work stoppages, work slowdowns, or lockouts with respect to maintaining or providing services to the Properties and, to the Knowledge of Seller, there is no threat thereof by the Field Employees. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Field Employee or group of Field Employees. The Companies do not sponsor any employee benefit plans, programs, policies or arrangements. Seller, the Companies and their ERISA Affiliates have not made or been required to make contributions to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA or Section 412 of the Code. Seller, the Companies and their ERISA Affiliates have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed would result in the imposition of a lien against any of the Companies or any of the Properties.

Section 3.9. Transfer of Properties. Except for the contracts listed on Section 7.17 on the Disclosure Schedule, Seller and its Affiliates (other than the Companies) have, or prior to the Closing will have, transferred all of the assets and properties (other than the Excluded Properties) used or usable in the Business and held of record, or beneficially by them or in their possession, to the Companies set forth on Section 3.9 of the Disclosure Schedule.

Article IV. Representations and Warranties Relating to the Business and the Companies

Seller and the Companies jointly, and severally, represent and warrant to Buyer, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 4.1. Organization and Standing. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to carry on its business as now being conducted. Each Company is duly qualified or licensed to do business and in good standing in each jurisdiction listed in Section 4.1 of the Disclosure Schedule which includes each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No Proceedings to dissolve a Company are pending or, to Seller’s Knowledge, threatened.

Section 4.2. Governing Documents. Each Company has made available to Buyer accurate and complete copies of the Governing Documents of such Company, as amended through the date hereof. Such Governing Documents accurately reflect the equity ownership of each Company.

Section 4.3. Capital Structure. No membership interests or other equity of either Company (including the Interests) are subject to, nor have any been issued in violation of, preemptive or similar rights. Seller is the sole member of each Company, as more particularly reflected in Section 4.3 of the Disclosure Schedule, and the Interests attributable to each Company constitute all of the issued and outstanding membership interests and equity of such Company. All of the Interests are duly authorized, validly issued and fully paid (to the extent required by each Company’s Governing Documents) and nonassessable. Except for the Interests and the rights created by this Agreement, there are outstanding or in existence (i) no membership interests or other equity or debt securities of a Company, (ii) no securities of a Company convertible into or exchangeable for membership interests or other voting securities of such Company, (iii) no options, warrants, calls, subscriptions or other rights to acquire from a Company, and no obligation of a Company to issue or sell, any membership interests or other voting securities of such Company or any securities of such Company convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to a Company and (v) other than as reflected in each Company’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the Interests attributable to a Company. There are no outstanding obligations of a Company to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

Section 4.4. Power and Authority. Each Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of such Company.

Section 4.5. Valid and Binding Agreement. This Agreement has been duly executed and delivered by each Company and constitutes, and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by each Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.6. Non-Contravention. Except as set forth in Section 4.6 of the Disclosure Schedule and for the Consents listed on Section 4.20 of the Disclosure Schedule, neither the execution, delivery, and performance by a Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of either Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which a Company is a party or by which a Company or its properties may be bound, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of Company’s properties or other assets or any of the Properties, or (iv) result, in any material respect, in a violation of any Applicable Law binding upon a Company, except, in the instance of clause (ii) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the conduct of the Business.

Section 4.7. Approvals. Except as set forth in Section 4.7 of the Disclosure Schedule, no material consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by a Company in connection with the execution, delivery, or performance by such Company of this Agreement, each other agreement, instrument, or document executed or to be executed by such Company or any of its Affiliates in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby, other than (i) Consents disclosed pursuant to Section 4.20 Section 4.21 and (ii) compliance with, and filings under, the HSR Act.

Section 4.8. Subsidiaries; Investments. Neither Company owns, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest, partnership interests, joint venture interests, or other participation interests in any other Person.

Section 4.9. Pending Proceedings. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings (including any condemnation actions) pending, or, to the Seller’s Knowledge, threatened against, or affecting a Company or any of the Properties. There are no Proceedings pending, or, to the Seller’s Knowledge, threatened, in which a Company is or may be a party affecting the execution and delivery of this Agreement by such Company or the consummation of the transactions contemplated hereby by such Company.

Section 4.10. Compliance with Laws.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, the Seller Companies (to the extent relating to the Business or Properties), Properties, the Business and each Company are in compliance in all material respects with all Applicable Laws and all Applicable Environmental Laws. Except as set forth in Section 4.10 of the Disclosure Schedule, none of the Seller Companies nor any Company has received any written notice (or to Seller’s Knowledge, verbal notice) from any Governmental Entity or any other Person that the Properties or the Seller or a Company, with respect to the Properties or the Business, are alleged to have liability under, or are or have been in material violation of, or have materially violated, any Applicable Laws or Applicable Environmental Laws. Except as set forth in Section 4.10 of the Disclosure Schedule, each Company has in effect all federal, state, tribal and local governmental permits, licenses and authorizations of Governmental Authorities reasonably necessary for it to own, lease or operate the Properties to conduct and carry on the Business and there has occurred no default under any of the Permits except in each case as would not have a materially and adversely impact the conduct of the Business. Neither the execution and delivery of this Agreement by Seller or such Company, nor the consummation by Seller or such Company of the transactions contemplated hereby, will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Permit. Each Company is not in default or violation in any material respects (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any Permit to which it is a party. Notwithstanding the foregoing, this Section 4.10 does not relate to Taxes, which are the subject of Section 4.11.

(b) Except as set forth in Section 4.10 of the Disclosure Schedule:

(i) The Permits grant all licenses, permits, authorizations and other approvals of Governmental Entities that are necessary to conduct the Business and own, operate, construct and maintain the Properties as presently being owned, operated, constructed and maintained other than those licenses, permits authorizations and other approvals of Governmental Authorities that the failure to have would not adversely impact the conduct of the Business, and

(ii) all Permits are in full force and effect in all material respects.

Section 4.11. Taxes.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedule, each Seller Company (to the extent relating to the Business or the Properties), and each Company has duly filed all Tax Returns required to be filed by or with respect to it with the applicable Taxing authority, and all such Tax Returns were correct and complete in all material respects;

(b) The Seller Companies (to the extent relating to the Business or the Properties), and each Company has paid, or has created adequate reserves to pay, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal Proceedings which are referenced in Section 4.11(b) of the Disclosure Schedule;

(c) There has been no issue raised or adjustment proposed (and none is pending) by any Taxing authority in connection with any Tax Returns filed by a Company or any Seller Companies to the extent relating to the Business or Properties;

(d) Each Company is an entity that is and has been (since inception) disregarded for purposes of U.S. federal and applicable state income Tax purposes and it has not made any filings with any Taxing authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes;

(e) Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(f) Each Seller Company (to the extent relating to the Business or the Properties) and each Company has withheld or collected all Taxes that such Seller Company has been required to withhold or collect pursuant to applicable law or Contract and, to the extent required when due, has timely paid such Taxes to the proper Taxing authority;

(g) There are no written claims by any Taxing authority in a jurisdiction where a Seller Company does not file Tax Returns that such Seller Company may be subject to taxation by that jurisdiction;

(h) There are (i) no claims or adjustments pending and no asserted or threatened deficiencies or assessment of Taxes from any Taxing authority with respect to a Company or any Seller Company (to the extent relating to the Business or Properties), (ii) no ongoing audits or examinations of any of the Tax Returns relating to a Company or any Seller Company (to the extent relating to the Business or Properties) and, to Seller’s Knowledge, no such audit or examination is threatened, and (iii) no Tax liens on any of the Properties other than Liens of the type referenced in subsection (a) of the definition of Permitted Liens; and

(i) No Company (i) is a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes and (ii) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

Section 4.12. Contracts.

(a) All contracts and agreements, including all Easements and Contracts (collectively herein called the “Company Contracts” and individually a “Company Contract”) (i) to which a Company is a party or under which a Company or any of the Properties is bound, (ii) to which a Seller Company is a party that are used in the Business, and (iii) that are reasonably necessary to own and operate the Properties and to gather, compress, condition and deliver crude oil or gas by means of the Pipeline are listed on Section 4.12(a) of the Disclosure Schedule.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, all Company Contracts are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 4.12(b) of the Disclosure Schedule, each Seller Company has performed all material obligations and is not in material breach or default under any Company Contract. Except as set forth in Section 4.12(b) of the Disclosure Schedule, to Seller’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by a Seller Company under any Company Contract or, to Seller’s Knowledge, any other party to any Company Contract.

(c) Except as set forth in Section 4.12(c) of the Disclosure Schedule, No Company is a party to, and the Properties are not subject to, any of the following types of contracts or agreements:

(i) limit the freedom of a Company to compete in any line of business or in any geographic area or to solicit or hire any person with respect to employment;

(ii) requires a Company to acquire (by merger, purchase of stock or assets or otherwise) any operating business or material assets or equity interests of any Person;

(iii) under which a Company has received a deposit, prepayment or advance payment that obligates the Company to perform services or provide products after the Effective Date without receiving payment therefor;

(iv) provides for the deferred payment of any purchase price including any “earnout” or other contingent fee management;

(v) grants to a third person a right of first refusal or similar right to acquire Properties or the Business or any portion thereof;

(vi) grants “most favored nations” pricing to a customer or counterparty; or

(vii) would require a payment to be made by a Company at or following the Closing as a result of the consummation of the transactions contemplated hereby;

(viii) creates Debt for which a Company could have liability following the Effective Date;

(ix) constitutes a partnership, strategic alliance, joint venture or similar arrangement;

(x) constitutes an employment or consulting agreement or indemnification agreement with any officers, managers, employees or agents; or

(xi) between the Company and Seller or any of its Affiliates; or

(xii) between the Company and any of its present or former officers, directors, managers, stockholders, partners, members or employees.

Section 4.13. Regulatory Matters.

(a) None of the Companies is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and during Seller Companies’ and the Companies’ period of ownership of the Pipeline, the Pipeline has never been used in a manner that would require certification, under the NGA or subject the Pipeline, with respect to natural gas, to the jurisdiction of the Federal Energy Regulatory Commission. Neither Company provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978 (“NGPA”).

(b) Section 4.13(b) of the Disclosure Schedule describes the jurisdictional status of the natural gas pipeline facilities as of the date reflected therein and, to Seller’s Knowledge, the jurisdictional status has not changed since such date.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, neither Company is required to carry, hold, or maintain any license, permit, certificate, approval, franchise, consent, waiver, registration, or other authorization issued by the FERC, the Federal Communications Commission, or any state agency.

(d) Section 4.13(d) of the Disclosure Schedule describes the jurisdictional status of the crude oil pipeline facilities as of the date reflected therein and, to Seller’s Knowledge, the jurisdictional status has not changed since such date.

Section 4.14. Pipeline and Facilities. Except as set forth in Section 4.14 of the Disclosure Schedule, to Seller’s Knowledge, (i) the Pipeline and the Facilities have been owned, constructed, maintained and operated by Seller and the Companies in a good and workmanlike manner in accordance with customary practices in the oil and gas industry and all Applicable Laws and Applicable Environmental Laws, and have been in continuous operation since they were placed into service, except for temporary cessations for the performance, in the ordinary course of business, of maintenance, repair, replacement, modification, improvement or expansion, (ii) the existing condition of the Pipeline and the Facilities make each suitable, in accordance with customary practices in the oil and gas industry and all Applicable Laws and Applicable Environmental Laws, for use for the purposes that it is currently being used, and (iii) the Pipeline, Facilities and other personal property included in the Properties are free of mechanical defects and in good working order other than routine, immaterial defects which occur in the ordinary course of business.

Section 4.15. Gas Imbalances. Except for the gas imbalances reflected on Section 4.15 of the Disclosure Schedule, as of November 1, 2012, there are no material Imbalances existing with respect to the Business or the Properties.

Section 4.16. Oil Imbalances. Except for the oil imbalances reflected on Section 4.16 of the Disclosure Schedule, as of November 1, 2012, there are no material Imbalances existing with respect to the Business or the Properties.

Section 4.17. Intellectual Property.

(a) Each Company or its Affiliates either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in the Business, subject to the limitations contained in the agreements governing the use of the same, true and complete copies of which have been made available to Buyer.

(b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) the Intellectual Property used in the Business is not the subject of any challenge regarding use thereof, (ii) to the Knowledge of Seller, the conduct of the Business and the ownership, use, and operation of the Properties do not and have not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any Person, (iii) to the Knowledge of Seller, no third party is infringing on the Intellectual Property used in the Business, and (iv) neither Seller nor either Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which a Company is a party or by which it is bound.

(c) Section 4.17(c) of the Disclosure Schedule sets forth a list of all Software licenses used in the Business. All such Software licenses are in full force and effect and neither a Company nor, to the Knowledge of Seller, any other party thereto is in breach thereof.

Section 4.18. Personal Property. To Seller’s Knowledge, the equipment and other personal property constituting a part of the Properties are in good working order and have been maintained in a state of repair so as to be adequate, in all material respects, for normal operations consistent with such Company’s past practices. The Companies, as applicable, have good and valid title to all Properties (other than the Fee Interests, Easements and Permits to the extent covered by Title Defects) free and clear of all Liens of any nature whatsoever except Permitted Liens.

Section 4.19. No Alienation. Except as reflected in Section 4.19 of the Disclosure Schedule and pursuant to the Extended Facilities Obligations or Ordinary Course Producer Obligations under Company Contracts, since the Balance Sheet Date, neither Seller nor the Company has sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in any of the Properties other than as contemplated in Section 7.17.

Section 4.20. Consent Section 4.20 of the Disclosure Schedule is a complete and accurate list of all consents required upon (i) a change of control, or (ii) otherwise required, in order for Seller or the Companies to consummate the transactions contemplated by this Agreement, including the Seller effecting any transfers of contracts or properties as contemplated in Section 4.20 other than with respect to subsection (ii) above for consents which if not obtained would not have a material impact on the Properties or the conduct of the Business(the “Consents”).

Section 4.21. Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller or either Company.

Section 4.22. Capital Commitments. Except for compliance in the ordinary course of business with the Ordinary Course Producer Obligations, true and complete copies of which have been made available to Buyer, neither Company has any obligation for capital commitments.

Section 4.23. Title Records. Each Company has delivered or made available to Buyer true and complete copies of the deeds and other instruments (as recorded) by which such Company has acquired the real property interests included in the Properties, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or such Company relating to such real property interests.

Section 4.24. Financial Advisors. Except as set forth in Section 4.24 of the Disclosure Schedule, no Person is entitled to any fee or commission or like payment from Company or Buyer in connection with the transactions contemplated by this Agreement.

Section 4.25. Insurance.

(a) Section 4.25(a) of the Disclosure Schedule contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other insurance held by or for the benefit of the Seller Companies and the Companies or the Business or Properties as of the date of this Agreement (including insurance policies maintained by the Seller Companies of their Affiliates for the benefit of the Seller Companies, the Companies or the Business or Properties and all bonds, sureties, and collateral, if any, posted with respect to such policies), except for any policies maintained by the Seller Companies or an affiliate of Seller (other than the Companies) in connection with employee benefit plans, programs, policies or arrangements. Each policy is in full force and effect and all premiums due and payable on such policies have been paid and all premium finance installment payments are current. No notice of cancellation of, or indication of any intention not to renew, any such insurance policy has been received by a Seller Company or a Company.

(b) Except as set forth in Section 4.25(b) of the Disclosure Schedule, there is no claim by a Company, a Seller Company or any other Person pending under any of the policies as to which coverage has been denied or disputed by the underwriters or issuers of such policies.

(c) There is no material default by a Seller Company or a Company under any of the insurance policies and there has been no failure by a Seller Company or a Company to give notice or present any material claim relating to the Business or the Properties under such policies in a due and timely fashion.

Section 4.26. Preference Rights. There are no options, preferential or similar rights to purchase any Properties or, any interest in any Properties.

Section 4.27. Business Guaranties. Except as set forth in Section 4.27 of the Disclosure Schedule, there are no guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by Seller or any of its Affiliates in support of the obligations of a Company or by a Company in connection with the Properties.

Section 4.28. Easements. None of the Easements have been obtained through condemnation proceedings. Except as set forth in Section 4.28 of the Disclosure Schedule, the Companies have Defensible Title to all Easements and the Companies’ interest in the Easements is sufficient to enable it to conduct the Business in the manner conducted by the Companies immediately prior to the date hereof and immediately prior to the Closing. Neither Seller nor the Companies have received any notice of any adverse claim to the title to any Properties or with respect to any lease under which any Properties are held by them. Except as set forth in Section 4.28 of the Disclosure Schedule, neither Seller nor the Companies have received notice of any claims or disputes which challenge the rights of Seller or the Companies to use, or allege a breach or default of agreements granting to Seller or the Companies rights to pipeline easements, right-of-way, licenses, and land use permits, which claims or disputes, breaches or defaults could, individually or in the aggregate, materially and adversely effect the conduct of the Business.

Section 4.29. Sufficiency of Properties. Except as set forth in Section 4.29 of the Disclosure Schedule, the Properties are all of the assets, properties and rights necessary to conduct the Business in the manner conducted by the Companies immediately prior to the date hereof and immediately prior to the Closing. Except as set forth in Section 4.29 of the Disclosure Schedule, at and immediately following the Closing, the assets owned or held for use by the Companies will be sufficient assets (including Easements) and properties taken as a whole to enable the Companies to conduct the Business as conducted by Seller and the Companies prior to Closing.

Section 4.30. Facilities Bank Pipeline Obligations. Section 4.30 of the Disclosure Schedule contains Seller’s good faith estimate of the obligations owing to, or accruing from, each producer and third-party with respect to the Facilities Bank as set forth in the agreements set forth on Schedule 1.1(n) (on a contract by contract basis). Such estimate includes (i) well connections, (ii) miles of crude lateral allowed, in the field and remaining, (iii) miles of gas lateral allowed, in the field and remaining, and (iv) with respect to each remaining commitment the estimated time for performing and obligations and cost of completion.

Section 4.31. Fort Berthold Indian Reservation. Except as set forth in Section 4.31 of the Disclosure Schedule:

(a) Seller has been and the Companies are in material compliance with all requirements of the Fort Berthold Indian Reservation relating to the Business or the Properties (the “Reservation”);

(b) The Companies have the contractual right to use or are the exclusive or non-exclusive legal and beneficial owner of the Reservation land on which any of the Pipelines and Facilities are located, such rights being scheduled in Section 4.31 of the Disclosure Schedule attached hereto; and

(c) Seller and the Companies are not in default with respect to any obligations under the rights granted by the Reservation and have not received any notice from the Reservation or its representatives alleging that Seller or a Company may be in default of any of its obligations (including payment obligations) under such rights.

Section 4.32. Financial Statements.

(a) Section 4.32 of the Disclosure Schedule includes, true, accurate and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of Seller, together with related audited statements of income, members’ equity and cash flows and the notes and schedules thereto, together with the unqualified report of Hein & Associates LLP, as of, and for the years ended on, December 31, 2011, 2010 and 2009; and (ii) the unaudited consolidated balance sheet of Seller (the “Interim Balance Sheet”), together with related statements of income, members’ equity and cash flows as of, and for the nine (9) month period ended September 30, 2012, which Interim Balance Sheet and related statements of income, members’ equity and cash flows have been reviewed by Hein & Associates LLP pursuant to Statement of Auditing Standards 100. Each of the Financial Statements has been prepared in accordance with Rule 3-05 of Regulation S-X under the Securities Act and GAAP, consistently applied as of the dates and for the periods presented (except as may be stated therein or in the notes thereto and, in the case of the Interim Financial Statements, for normal year-end adjustments), and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller at the dates and for the periods indicated therein.

(b) Except as set forth in Section 4.9 of the Disclosure Schedule, all respective liabilities or obligations of Seller, whether accrued, absolute, secured, unsecured, contingent or otherwise, that are required by GAAP to be reflected or reserved against in the Interim Balance Sheet have been so reflected or reserved against in the Interim Balance Sheet in accordance with past practices.

Article V. Disclaimer and Disclosure Schedule

Section 5.1. Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY SELLER AND EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NEITHER THE COMPANIES, SELLER, NOR ANY OF THEIR AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) A COMPANY, (II) TITLE OF A COMPANY IN AND TO THE PROPERTIES, (III) THE CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VI) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY REPRESENTS, WARRANTS AND AGREES THAT BUYER IS EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF SELLER, ANY COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE INTERESTS BUYER ACCEPTS THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 13.2 AND SECTION 17.10. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER, THE COMPANIES NOR THEIR AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (B) THE CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH ITS REVIEW OF THE COMPANIES OR THE PROPERTIES OR OTHERWISE IN

CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER SPECIFICALLY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF SELLER, ANY COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY SELLER AND EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 5.1, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 13.2 AND SECTION 17.10, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER, THE COMPANIES AND SELLER AND WERE TAKEN INTO ACCOUNT BY BUYER, THE COMPANIES AND SELLER IN ARRIVING AT THE PURCHASE PRICE. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

Section 5.2. Updated Disclosure Schedules. Seller and the Companies shall have the right to amend the Disclosure Exhibits and Disclosure Schedule upon written notice to Buyer (such notice to be given as promptly as practicable), at any time prior to the Closing, to reflect any occurrences or modifications which arose after the date of this Agreement of which Seller or a Company were not aware on the execution and delivery of this Agreement and the representations and warranties, to which the amended portions of the Disclosure Exhibits and Disclosure Schedule relate, shall be deemed amended, for all purposes under this Agreement as if made on the date hereof to reflect such changes, including for purposes of determining Buyer’s rights to indemnification under Article XIII, to reflect such changes; provided, however, that if any such amendment results in obligations, losses or liabilities of Buyer or the Companies which are in excess of Five Million Dollars ($5,000,000) in the aggregate, Buyer shall have the right to adjust the Base Purchase Price accordingly. Buyer acknowledges, however, that Seller’s obligations under the Extended Facilities Obligations change from time to time and that amendments to the schedules will be allowed to update the status of Extended Facilities Obligations incurred in the ordinary course of business without having such amounts apply against the $5,000,000 threshold or resulting in a Purchase Price reduction pursuant to this Section 5.2.

Article VI. Representations and Warranties of Buyer

Buyer represents to Seller and the Companies, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 6.1. Organization and Standing. Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.2. Power and Authority. Buyer has all requisite partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of Buyer.

Section 6.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 6.4. Non-Contravention. Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to prohibit Buyer from consummating the transactions contemplated by this Agreement.

Section 6.5. Approvals. Except in connection with the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 6.6. Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 6.7. Financing. At the Closing, Buyer will have such funds as are necessary for the consummation by it of the transactions contemplated hereby.

Section 6.8. Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.

Section 6.9. Restricted Securities. Buyer acknowledges that the Interests have not been registered under applicable federal and state securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

Section 6.10. Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 6.11. Independent Evaluation. Buyer is an experienced and knowledgeable investor in the crude oil and natural gas gathering, processing, and transportation business and the business of owning and operating pipelines, compressors and appurtenance equipment and facilities. Buyer has had access to the Properties, the officers, consultants and other representatives of each Company, and the books, records, and files of each Company relating to the Properties. As of the Closing, (i) Buyer has conducted, to its satisfaction, its own independent investigation of the condition, operation and business of each Company, and Buyer has been provided access to and an opportunity to review any and all information respecting each Company and the Properties requested by Buyer in order for Buyer to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) Buyer has solely relied on (x) the basis of its own independent due diligence investigation of the Properties, and (y) the limited representations and warranties made by Seller and each Company in Article III and Article IV, respectively, and the remedies specifically bargained for in Section 13.2 and Section 17.10; and (iii) Buyer has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

Article VII. Certain Covenants

Section 7.1. Access. Between the date hereof and the Closing, each Company will give Buyer and Buyer’s authorized representatives reasonable access to such Company’s offices, accounting and financial books, records, files and other similar documents and materials to the extent in such Company’s possession, custody or control and/or which can be provided without undue effort or expense and shall use its Reasonable Efforts to cause its Affiliates to give Buyer and Buyer’s authorized representatives reasonable access to the Employees involved in the Business or responsible for the Properties. Furthermore, Seller will, and will cause each Company to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties of such Company for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations and instructions issued by each Company regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Site Assessment, and at each Company’s discretion, shall be accompanied by a representative of such Company. Upon the written request of Seller or a Company, Buyer shall furnish, free of costs, to each Company or Seller with a copy of any written report prepared by or for Buyer related to any Site Assessment of the Properties as soon as reasonably possible after it is prepared. All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with the evaluation of the Properties. Except for the obligations to provide reports to the Companies or Seller as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other party, except as may be required by Applicable Law, Applicable Environmental Law, or directive from a Governmental Entity.

Section 7.2. Exculpation and Indemnification. If Buyer exercises rights of access under this Article VII or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller and its partners and members and their Affiliates, including Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., and Yorktown Energy Partners IX, L.P., and the respective employees, officers, employees, attorneys, contractors and agents of such parties (collectively, the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (b) Buyer shall indemnify, defend and hold harmless the Inspection Indemnitees from any and all claims, actions, causes of action liabilities, losses, damages, fines, penalties, costs or expenses (including, without limitation, court costs, consultants’ and attorneys’ fees) of any kind or character (collectively, “Damages”), or Liens for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR (ii) STRICT LIABILITY.

Section 7.3. Assignment of Properties. Prior to Closing, Seller shall cause the Companies to convey the Excluded Properties to Seller or its designee, as appropriate.

Section 7.4. Transition Services. Seller shall provide transition services to Buyer and the Companies in accordance with the Transition Services Agreement.

Section 7.5. Interim Operation. Prior to the Closing, except with the prior written consent of Buyer:

(a) Seller will cause the Companies to continue the operation of the Properties and Business in the ordinary course of business consistent with past practices, including capital spending, payments of payables and maintenance of the Properties, and will not sell or otherwise dispose of any portion of the Properties.

(b) Seller shall use and will cause the Companies to use Reasonable Efforts to (i) preserve the present business operations, organization and goodwill of the Companies, and (ii) preserve the present relationships with customers and suppliers of the Companies.

Section 7.6. Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, the Companies have not taken and shall not take, consent to or allow, nor shall Seller cause or allow a Company to take or consent to, any of the following actions, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the applicable Governing Documents of a Company;

(b) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents in a Company;

(c) (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its membership interests; (ii) repurchase, redeem, or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization or winding up of a Company;

(d) (i) except for loans under the Credit Facilities and intercompany loans from or to any Company or its Affiliates in the ordinary course of business that will be eliminated at or prior to Closing, create, incur, guarantee, or assume any Debt or otherwise become liable or responsible for the Debt or obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber shares of membership interests of a Company; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except (A) for customary inchoate Liens contained in or arising under agreements binding on a Company with respect to amounts not yet due or not yet delinquent or (B) for Permitted Liens);

(e) except as in connection with the releases contemplated by Section 7.8, in accordance with Applicable Laws or in the ordinary course of business, (i) enter into or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, program, policy or agreement; (ii) increase the compensation or fringe benefits of any Designated Employee; (iii) pay to any Designated Employee any benefit not required by any employee benefit plan, program, policy or agreement as in effect on the date hereof; or (iv) hire any employee or contract with any other service providers for a term of more than thirty (30) days, except in the ordinary course of business;

(f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets of a Company, except for (i) entering into right-of-way agreements, easements, or options in the ordinary course of business, (ii) sales or exchanges of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or assets or normally consumed in the operation of such Company’s business, and (iii) transfers of assets in the ordinary course of business in accordance with the Extended Facilities Obligations;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h) except for (i) capital expenditures described on Section 7.6(h) of the Disclosure Schedule (which include capital expenditures proposed to be made pursuant to Ordinary Course Producer Obligations) related to the construction of pipeline or facilities associated therewith or the attainment of easements, rights-of-way, or options in the ordinary course of business or (ii) an Emergency or Force Majeure, make any single capital expenditure which individually is in excess of One Hundred Thousand Dollars ($100,000) or capital expenditures in the aggregate in excess of One Million Dollars ($1,000,000);

(i) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted) in excess of One Hundred Thousand Dollars ($100,000), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms and the payment of any fee to terminate the Credit Facilities which will be borne by Seller;

(j) enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement, option, or transaction outside the ordinary course of business consistent with past practice;

(k) amend, modify, or change in any material respect any Contract;

(l) change any of the accounting principles or practices used by a Company, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by such Company to Buyer; or

(m) authorize or propose, or agree in writing or otherwise to take, any of the actions requiring the prior written consent of Buyer as described in this Section 7.6.

Section 7.7. Confidentiality. The Confidentiality Agreement will remain in full force and effect; provided, however, that, subject to the provisions of Section 7.12, upon Closing, the Confidentiality Agreement shall terminate, and Seller shall, and shall cause its Affiliates to, not use or make disclosure to third parties of any confidential or proprietary information relating to a Company or the Properties, except with the prior consent of Buyer or as required by Applicable Law; provided, further, that nothing shall prohibit Seller or its Affiliates, including Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., and Yorktown Energy Partners IX, L.P., from using their general knowledge of the industry or geographic area in the conduct of their respective businesses following Closing. At Closing, and to the extent assignable, Seller will, or will cause its Affiliates to, assign to Buyer the benefits under any and all confidentiality agreements between Seller, or any of its Affiliates, and any third party in connection with the potential sale or other disposition by Seller and its Affiliates of the Companies or the Properties.

Section 7.8. Officer and Director Resignation and Releases. At the Closing, Seller shall deliver to Buyer (a) resignations of the respective managers of such Company in the form and substance attached hereto as Exhibit 7.8(a), such resignations to be effective immediately upon the consummation of the transactions contemplated by this Agreement and (b) subject to the provisions of Section 7.10, releases from all officers, managers and key employees and sponsor, if any, releasing such Company, Seller and their Affiliates from any and all claims of such individuals against them, substantially in the form and substance attached hereto as Exhibit 7.8(b).

Section 7.9. Indemnification of Managers and Officers. For a period of 180 days after the Closing Date, neither Buyer nor any Company or such Company’s members shall amend, repeal or otherwise modify the Governing Documents of a Company or manage a Company in any manner that would affect adversely the rights thereunder of persons who at and any time prior to the Closing Date were managers or officers of such Company or which would affect any elimination from liability of any such persons. Buyer acknowledges and agrees that the indemnification provisions in favor of the manager in the Governing Documents of the Companies may be amended to include officers of the Companies within the scope of such indemnification. In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 7.9 prior to the date that is 180 days after the Closing Date, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether a person’s conduct complies with the applicable standard of conduct shall be made by independent legal counsel selected by any such manager or officer reasonably acceptable to Buyer. Except with respect to claims for indemnification made by an officer or manager within 180 days following the Closing, all indemnification obligations of the Companies to and all indemnification agreements with managers and officers shall terminate on the 180th day following Closing. The releases referenced in Section 7.8 will release the Companies from all indemnification obligations except as provided in this Section 7.9.

Section 7.10. Employee Matters.

(a) From and after the Execution Date through ten (10) Business Days before the Closing Date, Buyer or an Affiliate of Buyer may offer employment, conditioned on the Closing, to any or all Employees referenced on Section 7.10(a) of the Disclosure

Schedule (the “Designated Employees”) to be effective as of 12:01 a.m. on the Closing Date (or with respect to a Designated Employee who is on a leave of absence, effective as of 12:01 am on such later date as such Designated Employee is released to return to work or is entitled to be restored to employment) (the “Hire Date”). Each offer of employment shall be on such terms and conditions of employment that would apply to similarly situated employees of Buyer; provided, however, that each such offer shall provide an initial annual salary or hourly wage rate that is not less than the annual salary or hourly wage rate for such Designated Employee immediately before the Closing Date and employee benefits that are substantially similar in the aggregate to the employee benefits offered to similarly situated employees of Buyer. No later than five (5) Business Days before the Closing Date, Buyer shall notify Seller of the identities of the Designated Employees, if any, to whom Buyer or an Affiliate of Buyer made such an offer of employment and who accepted such offer and the Designated Employees, if any, to whom Buyer or an Affiliate did not make such an offer of employment. The Designated Employees, if any, who have accepted such an offer of employment and begin employment with Buyer or an Affiliate are referred to as the “Hired Employees”. Except as specifically provided for in this Section, nothing in this Agreement obligates Buyer to continue the employment of any Hired Employee for any period of time or otherwise affects Buyer’s right to set or modify the terms and conditions of employment of such Hired Employees.

(b) From and after the Closing, the Hired Employees will be covered under such employee compensation and benefit plans, policies, programs or arrangements as Buyer or an Affiliate may make available to them in accordance with subsection (a) of this Section, provided that such plans shall include medical, dental and vision coverage, health care flexible spending account and a tax-qualified defined contribution plan with a 401(k) feature. Buyer shall, to the extent permitted under Applicable Law, provide, or cause its Affiliates to provide, all Hired Employees with prior service credit for all periods of service with Seller and its Affiliates for all purposes of Buyer’s and its Affiliates’ employee benefit plans, programs and arrangements, including without limitation for purposes of eligibility, participation, vesting and levels of benefit accruals; provided, however, that with respect to calendar year 2012, Seller shall pay for vacation, sick and other paid leave accrued by the Hired Employees with SBO and its Affiliates as of the Closing Date. Buyer shall, to the extent allowed under Applicable Law, cause, or cause its Affiliates to cause, any pre-existing condition limitations or eligibility waiting periods or required physical examinations under any Buyer or its affiliate’s plan providing healthcare benefits to be waived with respect to the Hired Employees and their eligible dependents.

(c) Seller currently maintains one or more defined contribution plans (the “Seller DC Plan”) which provide certain retirement benefits for the Hired Employees. Effective as of the Closing Date, with respect to the Hired Employees, Seller shall take all necessary and appropriate action to amend the Seller DC Plan in which such employees participate to provide that such employees receive full and immediate vesting in any employer-derived benefits accrued under such plan. As soon as reasonably practicable after the Closing Date, with respect to each Hired Employee who is a participant in the Seller DC Plan, Seller shall (i) provide each such employee with the right to receive a distribution of such Hired Employee’s vested interest under such plan and an election to roll over such vested interest in the Seller DC Plan to a tax-qualified defined contribution plan maintained by Buyer or an Affiliate of Buyer (the “Buyer DC Plan”), and (ii) cause the trustee of the plan to roll over the vested interest which the Hired Employee elects to roll over to the Buyer DC Plan. Buyer shall cause the Buyer DC Plan to accept any such rollovers.

(d) Buyer shall be solely responsible, and shall indemnify Seller and its directors, officers and Affiliates for any costs, losses or liabilities incurred by Seller or any of its Affiliate(s) to the extent arising out of Buyer’s determination of which Designated Employees to make offers to or the actions or omissions of Buyer or its Affiliates from and after the Closing Date with respect to the Hired Employees.

Section 7.11. Taxes .

(a) Buyer and Seller agree to treat the purchase and sale of the Interests for federal income Tax purposes as a purchase and sale of all of the assets of the Companies, other than the Excluded Properties.

(b) Seller shall (i) pay and indemnify Buyer and its Affiliates (including the Companies) with respect to, all Taxes of the Companies due, which are attributable to, or which relate to the Properties and operations of the Companies during the Pre-Effective Date Tax Period, including the Pre-Effective Date Straddle Period, except for Taxes taken into account as a reduction to the Base Purchase Price under Section 12.1 or as a liability in determining Final Net Working Capital under Article XII, and (ii) indemnify Buyer and its Affiliates (including the Companies) from and against any breach of the representations contained in Section 4.11 of this Agreement, except for Taxes taken into account as a reduction to the Base Purchase Price under Section 12.1 or as a liability in determining Final Net Working Capital under Article XII.

(c) Seller shall have no liability for, and Buyer shall be solely liable for and shall pay, all Taxes of the Companies due for any taxable year or taxable period beginning after the Effective Date, and all Taxes attributable to a Post-Effective Date Straddle Period (as defined below).

(d) Subject to Article XII, in the case of Taxes that are payable with respect to any Straddle Period of the Company, for purposes of allocating such Taxes between that portion of the Straddle Period ending on or before the Effective Date (the “Pre-Effective Date Straddle Period”) and that portion of the Straddle Period beginning after the Effective Date (the “Post-Effective Date Straddle Period”), the portion of such Taxes related to the Pre-Effective Date Straddle Period will be deemed to be:

(i) in the case of income Taxes, franchise and margin Taxes, Taxes measured in whole or in part by reference to gross revenues or receipts, excise, employment, gross receipts and other similar Taxes, sales and use Taxes and Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable if the taxable year of the Company terminated based on an interim closing of the books as of the Effective Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Date and the period beginning after the Effective Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Companies, equal to the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Effective Date Straddle Period and the denominator of which is the number of days in the Straddle Period.

All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the past practice of the Companies with respect to such items, unless otherwise required by Applicable Law.

(e) Promptly following the Execution Date, Seller and Buyer shall jointly engage Duff and Phelps to conduct an appraisal and determine the fair market value of the Properties. Seller and Buyer each shall be entitled to participate in the appraisal process and consult with the appraiser. Such appraisal will be completed no later than fifteen (15) days following the Closing Date. The cost of such appraisal shall be divided equally between Seller and Buyer. After the completion of the appraisal, Seller shall prepare an allocation of the Purchase Price and any other items constituting consideration among the Properties in a manner that is consistent with the appraisal and that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Seller shall provide such Allocation to Buyer for Buyer’s review and comment prior to finalizing the Allocation. Seller and Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustments to the Purchase Price pursuant to this Agreement. Seller and Buyer shall timely file all tax returns, including IRS Form 8594, with the IRS and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, unless otherwise required to do so by Applicable Law or a final determination as defined in Section 1313 of the Code. Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation. The Parties recognize that the purchase price allocation may differ for book and tax purposes, and that for book purposes, the purchase price allocation will be based on GAAP requirements.

(f) Seller and Buyer agree to furnish to each other, at the requesting party’s expense, any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.

(g) The obligations of Seller in this Section 7.11 shall survive the Closing for a period of thirty (30) days following the applicable statute of limitations.

(h) Any claim for indemnification pursuant to this Section 7.11 shall be made in accordance with the procedures set forth in Section 13.4.

(i) Notwithstanding the foregoing, in no event shall Seller be required to indemnify Buyer under this Section 7.11 with respect to any ad valorem or similar real property Taxes attributable to the period between the Purchase Price Adjustment Date and the Effective Date, and such Taxes shall be the sole responsibility of Buyer.

Section 7.12. Press Releases. Unless consultation is prohibited by Applicable Law, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required).

Section 7.13. Books and Records. At or promptly after Closing, (i) Seller shall deliver to Buyer all records relating to the Business and the Properties that are in Seller’s or its Affiliate’s control, including original minute books and other corporate books and records and accounts and (ii) Seller will deliver to Buyer all of the rights of way easements, rights of way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records, and other similar files and records of the Companies which directly relate to the Properties. Buyer agrees that Seller may, subject to the confidentiality obligations in Section 7.7, retain copies of all files transferred to Buyer pursuant to this Section 7.13.

Section 7.14. Rights to “Saddle Butte” Name, Derivations of Name and Logo. Buyer agrees that Seller shall retain all rights to the “Saddle Butte” name, logo, and all derivatives thereof. Within ninety (90) days after the Closing Date, Buyer shall remove all names and markers used by Seller or the Companies and all variations and derivations thereof and logos relating thereto from the Properties.

Section 7.15. Amendments to the Certificates of Formation of the Companies. Immediately after the Closing, Buyer agrees to file an amendment to each Company’s certificate of formation in a form reasonably acceptable to Seller that provides for a change in the name of such Company, which name does not contain the words “Saddle Butte” or any derivative thereof and is otherwise reasonably acceptable to Seller.

Section 7.16. HSR Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not later than ten (10) Business Days following the Execution Date, Seller and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Seller and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and Seller shall use commercially Reasonable Efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Each of Seller and Buyer will bear its own costs and expenses relating to the compliance with this Section.

Section 7.17. Seller Contracts. The contracts, permits, easements and rights-of-way described on Section 7.17(a) and Section 7.17(b) of the Disclosure Schedule are held by Seller and are used for ownership, operations, maintenance, repair or replacement of the Pipeline and the Facilities (collectively, the “Seller Contracts”). Seller agrees to (a) assign the Seller Contracts to Assets LLC or Berthold Gathering, as applicable, on or before the Closing and (b) use Reasonable Efforts prior to Closing and for a period of not less than one year following the Closing to obtain any consents required therewith. Upon such assignment, the Seller Contracts shall be deemed to be Properties for the purposes of this Agreement. If such Seller Contracts are not assigned to the Companies at Closing, then Seller will cause the Seller Companies to enter into arrangements pursuant to which the benefits of such Seller Contracts are provided by the Seller Companies to the Companies, without cost to Buyer or the Companies; provided, however, that this covenant will survive the Closing and the benefits pursuant to the Seller Contracts listed on Section 7.17(a) of the Disclosure Schedule will be provided by the Seller Companies to the Companies for a period of one (1) year after the Closing Date or such longer period as Seller may agree to.

Section 7.18. High Prairie. After the Closing, Seller shall have the right, but not the obligation, to interconnect with the Pipeline and receive crude oil at up to three locations to be designated by Seller. Should Seller desire to exercise its rights under this Section 7.18, Buyer and Seller shall use good faith efforts to enter into agreements on customary market terms, consistent with industry practice and standards setting forth the terms and conditions of such interconnection. Notwithstanding the foregoing, such agreements shall contain terms no less favorable to Seller than those contained in other interconnection agreements with respect to the Pipeline granted to third parties and to which Buyer is a party. In addition to the foregoing, Buyer shall have the rights set forth in the High Prairie Term Sheet attached hereto as Exhibit 7.18.

Section 7.19. Litigation and Regulatory Cooperation. For a period of nine (9) months following the Closing Date, at the Buyer’s sole cost and expense:

(a) Seller shall cooperate with Buyer in the investigation, defense or prosecution of any Proceedings now in existence or which may arise in the future against or on behalf of the Companies which relate to events or occurrences that transpired or commenced prior to Closing. Seller’s cooperation in connection with such Proceedings shall include, but not be limited to, being available at mutually convenient times and with reasonable advance notice to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company.

(b) Seller shall cooperate with Buyer in any investigation, defense, prosecution or remedial action respecting compliance by the Companies and the Business with regulatory requirements promulgated by applicable Governmental Entities to the extent such investigation, defense, prosecution or remedial action relates to events or circumstances that transpired or commenced prior to Closing.

Section 7.20. Title Policies. Seller shall cooperate with Buyer in obtaining, prior to Closing, an owner’s title insurance policy or leasehold title insurance policy issued by a title company acceptable to Buyer, with respect to the Fee Interests and leased real property interests. The cost of such title insurance policies will be for the account of Buyer. In this connection therewith, Seller shall enter into any customary and reasonable affidavits as may be reasonably required by the title company to issue the title insurance policy to Buyer.

Section 7.21. Financial Statements. Seller shall have prepared by a certified public accounting firm and delivered to Buyer, within 60 days following the Closing (a) financial audits for the Companies and the Business for the years ending December 31, 2012, and 2011, (b) any other financial statements required in connection with the financing efforts or capital markets transactions undertaken by Buyer or its Affiliates or otherwise required by Buyer for financial reporting purposes, and (c) financials required by the Securities and Exchange Commission. Furthermore, Seller shall request the independent public accountants of Seller and the Companies (at Buyer’s expense) to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.

Article VIII. Buyer’s Due Diligence Examination

Section 8.1. Due Diligence Examination. Each Seller Company shall, through the Title Post-Closing Defect Date as to Title Defects and through the Environmental Post-Closing Defect Date as to Environmental Defects (each such period being an “Examination Period”) afford Buyer and its authorized representatives reasonable access during normal business hours to the records of such Seller Company at the offices of Seller for the purposes of determining whether Title Defects (as defined below) or Environmental Defects (as defined below) exist (“Buyer’s Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or such Company or impede the efforts of Seller or such Company to comply with their other obligations under this Agreement. Such books and records shall include files, assignments, operating records and agreements, financial and accounting records, engineering records, in each case insofar as same may now be in existence and in the possession of a Company or Seller or their Affiliates, excluding, however, any information that a Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that: (i) any information withheld on such basis shall be identified with as much specificity and detail as reasonably possible without breaching such obligation, and (ii) if requested by Buyer, such Company shall use its Reasonable Efforts to obtain a waiver of any such restrictions in favor of Buyer. Subject to the other provisions of this Agreement, Seller shall give Buyer, or Buyer’s authorized representatives, at all reasonable times during the Pre-Closing portion of the Examination Period and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Furthermore, Seller shall use Reasonable Efforts to cooperate and cause Employees retained by Seller or its Affiliates to cooperate with Buyer in its review during the Post-Closing portion of the Examination Period. The cost and expense of Buyer’s Review, if any, shall be borne solely by Buyer. Buyer shall not, prior to the Closing, contact any of the customers or suppliers of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller, which consent shall not be unreasonably withheld.

Section 8.2. Assertion of Title and Environmental Defects. If, at any time prior to the Title Post-Closing Defect Date or Environmental Post-Closing Defect Date, as applicable, Buyer discovers any Defects, then the parties shall resolve such Title Defect or Environmental Defect, as applicable, as follows:

(a) Should there be one or more of such Title Defects, Buyer shall notify Seller in writing of such Title Defects as promptly as practicable but in any event, no later than twenty (20) Business Days, after Buyer’s Knowledge of such Defect. Notwithstanding the foregoing, any failure to provide such twenty (20) Business Days notice shall not adversely impact the rights of Buyer with respect to such Title Defect except to the extent such failure materially prejudices Seller. If Buyer determines that it is unwilling to waive a Title Defect, Buyer shall notify Seller in writing of such Title Defects no later than the date that is three (3) months after the Closing Date (the “Title Post-Closing Defect Date”). Such Title Defects of which Buyer so provides notice are herein called “Asserted Title Defects.” In the event that Buyer so notifies Seller of any Asserted Title Defect, Seller shall have the right (but not the obligation) to attempt to cure such Asserted Title Defect to the reasonable satisfaction of Buyer within 90 days (or 180 days if the Asserted Title Defect relates to the Easements described in Section 4.28 of the Disclosure Schedule, provided the term of the Title Defects Escrow shall be extended for the same period as the cure period is extended) after Seller’s receipt of such notice; provided, however, that the exercise of any such right to cure (x) shall be coordinated with Buyer, (y) shall not unreasonably interfere with either Company’s operations or impair the current or future use of the Properties in any material respect and (z) shall not impose any monetary obligations upon Buyer or the Company or any restrictions upon the conduct of the Business (the “Cure Conditions”). All matters that could constitute a Title Defect that are not Asserted Titled Defects are waived by Buyer. At any time prior to the Title Post-Closing Defect Date, if Seller or any Company (prior to Closing) becomes aware of any Title Defect or any allegation by a Person that, if true, would result in a Title Defect, Seller shall as promptly as practicable, but in any event, within twenty (20) Business Days after Knowledge of such Defect (or prior to the Title Post-Closing Defect Date if the Title Post-Closing Defect Date would occur during such twenty Business Day period), notify Buyer in writing of such Title Defect or allegation with respect thereto.

(b) Should there be one or more Environmental Defects, Buyer shall notify Seller in writing of such Environmental Defects as promptly as practicable, but in any event, no later than twenty (20) Business Days after Buyer’s Knowledge of such Defect. Notwithstanding the foregoing, any failure to provide such twenty (20) Business Days notice shall not adversely impact the rights of Buyer with respect to such Environmental Defect except to the extent such failure materially prejudices Seller. If Buyer determines that it is unwilling to waive an Environmental Defect, Buyer shall notify Seller in writing of such Environmental Defects no later than the date that is six (6) months after the Closing Date (the “Environmental Post-Closing Defect Date”). Such Environmental Defects of which Buyer so provides notice are herein called “Asserted Environmental Defects”. In the event that Buyer so notifies Seller of any Asserted Environmental Defect, Seller shall have the right (but not the obligation) to attempt to cure such Asserted Environmental Defect to the reasonable satisfaction of Buyer within 90 days after Seller’s receipt of such notice, subject to the Cure Conditions. All matters that could constitute an Environmental Defect that are not Asserted Environmental Defects are waived by Buyer. At any time prior to the Environmental Post-Closing Defect Date, if Seller or any Company (prior to Closing) becomes aware of any Environmental Defect or any allegation by a Person that, if true, would result in an Environmental Defect, Seller shall as promptly as practicable, but in any event, within twenty (20) Business Days of Knowledge of such Defect (or prior to the Environmental Post-Closing Defect Date if the Environmental Post-Closing Defect Date would occur during such twenty Business Day period), notify Buyer in writing of such Environmental Defect or allegation with respect thereto.

To be effective, a notice pursuant to this Section 8.2 (“Defect Notice”) must (i) be in writing, (ii) describe the Defect in reasonable detail, (iii) identify the specific Properties to which such Defect relates and (iv) include the Defect Amount (if the Defect can be reasonably estimated) as determined by Buyer in good faith. It being expressly understood that Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Defect shall be those set forth in this Article VIII, and Buyer shall not (absent fraud) be entitled to indemnification or any other right or remedy with respect to any Defect.

Section 8.3. Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the value of the Title Defect Property is reasonably reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(a) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b) if a Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c) if a Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably estimated potential economic effect of the Title Defect over the life of the Title Defect Property, the values and estimated cost to cure placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(d) if a Title Defect relates to an ownership gap in a right-of-way included in the Property, the Title Defect Amount shall be the reasonable estimated costs and expenses necessary to cure such gap, or alternatively, to construct an alternative route for the pipeline system around such gap, including the cost of acquiring any necessary real property right-of-way and related capital expenditures; and

(e) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

Section 8.4. Title Defects. “Title Defect” shall mean (a) a defect exists that causes Seller to not have Defensible Title to all or part of the Pipeline, Easements, Fee Interests or certain Permits (to the extent such Properties are in the nature of a real property interest or an easement or right to use real property) or (b) any inaccuracy in or breach of a representation or warranty contained in Section 4.26 (Preference Rights), Section 4.28 (Easements) and Section 4.31 (Fort Berthold Indian Reservation) to the extent relating to title matters with respect to the Pipeline, Easements, Fee Interests or such Permits. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (i) defects or irregularities arising out of lack of corporate authorization or variation in corporate or entity name; (ii) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (iii) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings; and (iv) Permitted Liens. The fact that the options listed on Section 8.4 of the Disclosure Schedule have not been recorded shall not constitute a “Title Defect” for the purposes of this Agreement.

Section 8.5. Environmental Defects. The term “Environmental Defect” means (a) a situation with respect to or condition of the Properties existing on or prior to the Effective Date that causes such Property (or a Company with respect to such Property) to not be in compliance with or gives rise to liability of a Company under Applicable Environmental Laws or (b) any inaccuracy in or breach of Sections 4.10 or 4.14 to the extent relating to environmental matters. The “Environmental Defect Amount” shall mean the sum of, if any, (i) the amount by which the value of the affected Property is diminished as the result of such Environmental Defect, (ii) the costs and expenses required to be paid to remedy the Environmental Defect, and (iii) any Damages incurred by the Companies as a result of such Environmental Defect (including fines and penalties assessed by Governmental Authorities).

Section 8.6. Certain Pre-Closing Defect Adjustments. If Asserted Title Defects or Asserted Environmental Defects are presented to Seller on or before the fifth (5th) Business Day prior to Closing (the “First Defect Date”), and Seller is unable (or unwilling) to cure to Buyer’s reasonable satisfaction before Closing, then:

(a) Buyer and Seller shall attempt in good faith to agree upon the Defect Amount.

(b) For Asserted Title Defects (i) for which a Defect Notice was given by Buyer on or before the First Defect Date, and (ii) for which the associated reduction has been agreed upon by Buyer and Seller prior to Closing, the Base Purchase Price shall be reduced by the agreed Defect Amount for such Asserted Title.

(c) For Asserted Environmental Defects (i) for which a Defect Notice was given by Buyer on or before the First Defect Date, and (ii) for which the associated reduction has been agreed upon by Buyer and Seller prior to Closing, the Base Purchase Price shall be reduced by the agreed Defect Amount for such Asserted Environmental Defects.

(d) For each Asserted Title Defect or Asserted Environmental Defect (i) for which notice was given by Buyer on or before the First Defect Date, and (ii) for which the validity of or associated reduction has not been agreed prior to Closing, the Base Purchase Price shall be reduced by the Defect Amount proposed by Buyer in good faith, and the Defect Amount shall be determined in accordance with Section 16.2.

(e) If, after the completion of the mediation regarding any Asserted Title Defect or Asserted Environmental Defect for which the Base Purchase Price was reduced pursuant to Section 8.6(d), the Defect Amount determined by the mediator(s) with respect to such Asserted Title Defect or Asserted Environmental Defect exceeds Buyer’s proposed Defect Amount, Seller shall pay Buyer within five (5) Business Days after the completion of such mediation an amount equal to (i) the Defect Amount determined by the mediator for such Asserted Title Defect or Asserted Environmental Defect minus (ii) Buyer’s proposed Defect Amount for such Asserted Title Defect or Asserted Environmental Defect.

(f) If, after the completion of the mediation regarding any Asserted Title Defect or Asserted Environmental Defect for which the Base Purchase Price was reduced pursuant to Section 8.6(d), the Defect Amount determined by the mediator(s) with respect to such Asserted Title Defect or Asserted Environmental Defect is less than Buyer’s proposed Defect Amount for such Asserted Title Defect or Asserted Environmental Defect, Buyer shall pay Seller within five (5) Business Days after the completion of such mediation an amount equal to (i) Buyer’s proposed Defect Amount for such Asserted Title Defect or Asserted Environmental Defect minus (ii) the Defect Amount determined by the mediator for such Asserted Title Defect or Asserted Environmental Defect.

Section 8.7. Certain Post-Closing Price Adjustments for Asserted Title Defects. If Asserted Title Defects or Asserted Environmental Defects are presented to Seller after the First Defect Date but on or before the Title Post-Closing Defect Date or Environmental Post-Closing Defect Date, as applicable, and Seller is unable (or unwilling) to cure to Buyer’s reasonable satisfaction by or before the date that is ninety (90) days after the Title Post-Closing Defect Date or Environmental Post-Closing Defect Date, as applicable, (the “Cure Date”), then:

(a) Buyer and Seller shall attempt in good faith to agree upon a Defect Amount to be paid to Buyer to account for such Asserted Title Defect or Asserted Environmental Defect.

(b) If Buyer and Seller are unable to agree prior to the Cure Date upon the Defect Amount to be paid to Buyer with respect to any Asserted Title Defect or Asserted Environmental Defect (or the validity thereof), the amount to be paid shall be determined in accordance with Section 16.2.

(c) After the completion of the mediation or other Proceeding regarding any Asserted Title Defect under this Section 8.7, Seller shall pay Buyer within five (5) Business Days the Defect Amount determined by the mediator for such Asserted Title Defect or Asserted Environmental Defect.

Section 8.8. Limits on Liability

(a) Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood that Seller shall not have any payment obligation (a) with respect to any Title Defect Amount pursuant to this Article VIII unless the aggregate amount of Title Defect Amounts of Asserted Title Defects exceeds the Title Defect Deductible, and in the event such amount exceeds the Title Defect Deductible, only to the extent such amount exceeds the Title Defect Deductible or (b) for an aggregate amount of Title Defect Amounts exceeding the Title Escrow Amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood that Seller shall not have any payment obligation (a) with respect to any Environmental Defect Amount pursuant to this Article VIII unless the aggregate amount of Environmental Defect Amounts of Asserted Environmental Defects exceeds the Environmental Defect Deductible, and in the event such aggregate exceeds the Environmental Defect Deductible, only to the extent such amount exceeds the Environmental Defect Deductible or (b) for an aggregate amount of Environmental Defect Amounts exceeding the Environmental Escrow Amount.

Section 8.9. Title and Environmental Escrows.

(a) Subject to the terms and conditions set forth in this Section 8.9, Buyer shall cause the Title Escrow Amount and Environmental Escrow Amount to be deposited on the Closing Date with the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b) The Title Escrow Amount will be used solely to satisfy any payment obligations of Seller to Buyer under Article VIII with respect to Title Defect Amounts. The Escrow Agreement shall, subject to paragraph (e) of this Section 8.9, have a term of three (3) months commencing on the Closing Date, subject to extension pursuant to Section 8.2(a) and subject to continuation for disputed amounts (the “Title Escrow Term”). The Escrow Agreement shall provide that the Title Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any payment obligations of Seller under Article VIII.

(c) The Environmental Escrow Amount will be used solely to satisfy any payment obligations of Seller to Buyer under Article VIII with respect to Environmental Defect Amounts. The Escrow Agreement, shall, subject to paragraph (e) of this Section 8.9, have a term of six (6) months commencing on the Closing Date and subject to continuation for disputed amounts (the “Environmental Escrow Term”). The Escrow Agreement shall provide that the Environmental Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any payment obligations of Seller under Article VIII.

(d) If Buyer asserts a claim against the Title Escrow Amount or Environmental Escrow Amount under this Article VIII and Seller does not dispute such claim within ten (10) Business Days of delivery of such claim, Buyer shall be entitled to payment by Seller in accordance with this Article VIII, including the right to receive from the Title Escrow Amount or Environmental Escrow Amounts, as applicable, funds in an amount equal to the amount of Title Defect Amounts or Environmental Defect Amounts, as applicable, for which Buyer is entitled for such claim under this Article VIII. If, however, Seller disputes such claim within ten (10) Business Days of delivery of such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the Title Escrow Amount or Environmental Escrow Amount, as applicable, with respect to such claim prior to resolution of such dispute in accordance with Article XVI of this Agreement and, if such dispute extends beyond the expiration of the Title Escrow Term or Environmental Escrow term, as applicable, the term will be automatically extended as provided in paragraph (e) of this Section 8.9.

(e) Provided the payment obligations of Seller for claims under this Article VIII of which Seller has been notified prior to the expiration of the Title Escrow Term or Environmental Escrow Term, as applicable, have been satisfied and no dispute then exists as to any claim, the balance of the Title Escrow Amount or Environmental Escrow Amount, as applicable, plus the earned interest and other income will be released to Seller on the first Business Day immediately following the expiration of the Title Escrow Term or Environmental Escrow Term, as applicable. To the extent there does exist a claim for indemnification by Buyer of which Seller has been notified, which claim has not been satisfied in full in accordance herewith prior to the expiration of the Title Escrow Term or Environmental Escrow Term, as applicable, an amount equal to the reasonable estimate of the amount of such claim hereunder by Seller will be withheld from the balance of the Title Escrow Amount or Environmental Escrow Amount, as applicable, and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the term shall be deemed to be extended accordingly.

(f) The parties shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Title Escrow Amount and Environmental Escrow Amount as contemplated herein.

Article IX. Conditions Precedent to Closing Obligations

Section 9.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Buyer:

(a) Each and every representation of Seller contained in Articles III and IV shall be true and accurate in all material respects on and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date, and (iii) to the extent that an adjustment to the Base Purchase Price has been made in respect of any inaccuracies or breaches in accordance with Section 5.2.

(b) Seller and each Company shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The aggregate downward adjustment (if any) of the Base Purchase Price which results from the procedures set forth in Article VIII does not, as of the Closing Date, exceed twenty percent (20%) of the Base Purchase Price.

(d) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain or prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(f) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or a Company or any other party to Buyer prior to or in connection with the Closing.

(g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h) Seller and each Company shall have delivered to Buyer the certificate contemplated in Section 10.2(b).

(i) All Liens securing the Credit Facility shall have been released and/or terminated and all Consents shall have been obtained.

(j) Since the signing date, there shall not have been any material adverse change in the business, assets, results of operations, or financial condition of the Companies taken as a whole.

(k) Seller and each of the Persons listed in Section 10.2(h) of the Disclosure Schedule shall have entered into a Non-Competition and Non-Solicitation Agreement with Buyer in substantially the form of Section 9.1(h).

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Termination Date, and (in either case) Buyer is not the cause of such delay nor is Buyer in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs, the parties shall have no further obligations to one another hereunder (other than as specifically provided in Section 11.2 hereof, which will survive the termination). If Buyer proceeds to Closing with Knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to Closing and Buyer hereby waives any claims for a breach of representation and warranty related thereto. With respect to any condition set forth above which is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and for which the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that any dispute with regard to whether or not such condition was met and any failure of such condition to be met be treated as an uncured Environmental Defect or Title Defect and handled in accordance with the process set forth in Article VIII, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section.

Section 9.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Seller:

(a) Each and every representation of Buyer contained in Article VI shall be true and accurate in all material respects on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) The aggregate downward adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Article VIII does not exceed twenty percent (20%) of the Base Purchase Price.

(d) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(f) Seller and the Companies shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller or a Company prior to or in connection with the Closing.

(g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h) Buyer shall have delivered to Seller the certificate contemplated in Section 10.3(b).

(i) If Buyer assigns its rights and obligations under this Agreement to an Affiliate of Buyer, such assignee shall be a limited liability company formed under the laws of the State of Delaware.

If any such condition on the obligations of Seller under this Agreement is not met, or the Closing does not occur on or before the Termination Date, and (in either case) Seller or the Companies are not in breach of their obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than as specifically provided in Section 11.2 hereof, which will survive the termination). If Seller proceeds to Closing with Knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to Closing and Seller hereby waives any claims for a breach of representation or warranty related thereto.

Article X. Closing

Section 10.1. Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place in the offices of Thompson & Knight LLP in Dallas, Texas, at 1722 Routh Street, Suite 1500 at 10:00 a.m. Dallas Time on December 31, 2012 or subject to Section 11.1(b)(i) such later date and time as Buyer and Seller may mutually agree upon (such date and time, as changed pursuant to any such mutual agreement, being herein called the “Closing Date”).

Section 10.2. Closing Obligations of Seller and the Companies. At the Closing:

(a) Upon receipt of payment of the amount provided in Section 10.3(a), Seller shall execute, acknowledge and deliver to Buyer an assignment of the Interests (the “Assignment”), in the form attached hereto as Exhibit 10.2(a), effective as of 7:00 a.m. Central Daylight Time on the Effective Date.

(b) Each Company shall deliver a certificate executed by a duly authorized officer of such Company dated the Closing Date, representing and certifying that the conditions described in Section 9.1(b) (as to such Company only) have been satisfied.

(c) Seller shall provide to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

(d) Seller shall provide Buyer with the resignations of each of the managers of each Company.

(e) Seller shall provide Buyer with proof of the payment by Seller of all amounts owing under or in connection with termination of the Credit Facilities and the release and/or termination of all Liens securing the Credit Facilities.

(f) Seller shall provide the Buyer a counterpart of the Escrow Agreement, duly executed by Seller and the Escrow Agent.

(g) Seller shall deliver to Buyer an Investor Certificate of each unitholder of Seller in the form set forth on Exhibit 10.2(g).

(h) Seller shall deliver to Buyer a counterpart of each Non-Competition and Non-Solicitation Agreement duly signed by each Person listed on Section 10.2(h) of the Disclosure Schedule.

(i) Seller shall deliver to Buyer a counterpart of the Transition Services Agreement duly executed by Seller.

Section 10.3. Closing Obligations of Buyer. At the Closing:

(a) Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Purchase Price less the Escrow Amount.

(b) Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent an amount equal to the Escrow Amount.

(c) Buyer shall deliver a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions described in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Buyer shall deliver to the Escrow Agent the Escrow Amount, duly executed by Buyer.

(e) Buyer shall deliver to Seller a counterpart of the Transition Services Agreement duly executed by Buyer.

Article XI. Termination, Amendment and Waiver

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before December 31, 2012 for any reason other than an HSR related delay (the “Non-HSR Termination Date”); or

(ii) the Closing shall not have occurred on or before March 31, 2013 (the “Termination Date”); or

(iii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c) by Seller, if the aggregate amount of the Title Defect Amounts and Environmental Defect Amounts exceeds twenty percent (20%) of the Purchase Price; or

(d) by Buyer, if the aggregate amount of the Title Defect Amounts and Environmental Defects amounts exceeds twenty percent (20%) of the Purchase Price;

(e) by Buyer pursuant to Section 9.1; or

(f) by Seller pursuant to Section 9.2.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, Section 7.2 (Exculpation and Indemnification), Section 7.7 (Confidentiality Agreement), Section 13.5 (No Commissions Owed), Article XVI (Dispute Resolution), Section 17.3 (Parties Bear Own Expenses/No Special Damages), Section 17.7 (Time of Essence), Section 17.9 (Counterpart Execution), Section 17.11 (References, Titles and Construction) and Section 17.12 (Severability) shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

Section 11.3. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of all the parties hereto.

Article XII. Accounting Adjustments

Section 12.1. Adjustments for Revenues and Expenses.

(a) Buyer will bear all expenses which are incurred in the operation of the Companies and the Properties on or after the Purchase Price Adjustment Date and Buyer will receive all revenues and all documented reimbursements by the Companies to Buyer of amounts expended by Buyer or Seller after the Purchase Price Adjustment Date for continuing operations of the Companies in the ordinary course of business (net of applicable ad valorem and real property Taxes pursuant to subsection (b)(ii) below) which are attributable to the Companies and Properties on or after the Purchase Price Adjustment Date.

(b) Appropriate adjustments to the Base Purchase Price shall be made between Buyer and Seller through application of the Purchase Price Adjustment Amount so that:

(i) Seller will bear all expenses which are incurred in the operation of the Companies and the Properties before the Purchase Price Adjustment Date and Seller will receive all revenues and all documented reimbursements by the Companies to Seller of amounts expended by Seller prior to the Purchase Price Adjustment Date for continuing the operations of the Companies in the ordinary course of business not reflected in Net Working Capital (net of applicable ad valorem and real property Taxes pursuant to subsection (b)(ii) below) which are attributable to the Companies and the Properties before the Purchase Price Adjustment Date.

(ii) In making such adjustments:

(A) Ad valorem and similar Taxes assessed for periods prior to the Purchase Price Adjustment Date shall be borne by Seller and the ad valorem Taxes assessed for periods on or after the Purchase Price Adjustment Date shall be borne by Buyer;

(B) Ad valorem and similar Taxes assessed with respect to a period which begins before and ends after the Purchase Price Adjustment Date shall be prorated based on the number of days in such period which fall on each side of the Purchase Price Adjustment Date (with the day on which the Purchase Price Adjustment Date falls being counted in the period after the Purchase Price Adjustment Date); and

(C) no consideration shall be given to the local, state or federal income Tax liabilities of any party.

Section 12.2. Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer (i) Seller’s good faith estimated balance sheets of the Companies as of 11:59 p.m. local time on the day immediately preceding the Purchase Price Adjustment Date (the “Estimated Purchase Price Adjustment Date Balance Sheet”);

(ii) Seller’s good faith estimate of the Net Working Capital of the Companies (the “Estimated Net Working Capital”) and (iii) Seller’s good faith estimate of the Purchase Price Adjustment Amount (the “Estimated Purchase Price Adjustment Amount”). The Estimated Purchase Price Adjustment Date Balance Sheet, the Estimated Net Working Capital and the Estimated Purchase Price Adjustment Amount (collectively, the “Estimated Closing Items”) shall be prepared in accordance with GAAP applied on a basis consistent with past practice and consistent with the principles and assumptions used in preparation of the audited consolidated balance sheet of Seller as of December 31, 2011 and the Net Working Capital Illustration attached as Exhibit 1.1(b) hereto. Seller shall furnish to Buyer, together with such computations, copies of back-up and other supporting information that reasonably supports such computations. If Buyer disputes Seller’s computations, it shall notify Seller within two (2) Business Days of receipt of the Estimated Closing Items and shall set forth, in reasonable detail, the reasons for such objections. If Buyer fails to give notice of objection within such two (2) Business Day period, then each Company and Buyer shall be deemed to have accepted Seller’s Estimated Closing Items. If Buyer does timely dispute Seller’s computations, Buyer and Seller shall endeavor in good faith to resolve any disputed matters prior to Closing. If Buyer and Seller are unable to so resolve any disputed matters prior to Closing, (A) at Closing, the Purchase Price Adjustment Amount shall be based on Seller’s computation, (B) the dispute resolution provisions of Section 12.3(c) shall be available post-Closing, and (C) any disputed amounts shall be immediately placed in escrow in accordance with the terms of the Escrow Agreement. If the Estimated Purchase Price Adjustment Amount is a positive number, the Base Purchase Price shall be increased by an amount equal to the Estimated Purchase Price Adjustment Amount. If the Estimated Purchase Price Adjustment Amount is a negative number, the Base Purchase Price shall be decreased by an amount equal to the absolute value of the Estimated Purchase Price Adjustment Amount.

Section 12.3. Adjustment Post Closing.

(a) On or before ninety (90) days after Closing, Buyer shall prepare and deliver to Seller (i) balance sheets of the Companies as of 11:59 p.m. local time on the day immediately preceding the Purchase Price Adjustment Date (the “Final Purchase Price Adjustment Date Balance Sheet”); (ii) Buyer’s calculation of the Net Working Capital of the Companies (the “Final Net Working Capital”); and (iii) Buyer’s calculation of the Purchase Price Adjustment Amount (the “Final Purchase Price Adjustment Amount”), in each case, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Final Closing Item (as defined below). The Final Purchase Price Adjustment Date Balance Sheet, the Final Net Working Capital and the Final Purchase Price Adjustment Amount (collectively, the “Final Closing Items”) shall be prepared in accordance with GAAP applied on a basis consistent with past practice and consistent with the principles and assumptions used in preparation of the audited consolidated balance sheet of the Companies as of December 31, 2011 and the Estimated Closing Items.

(b) Seller will assist Buyer in the preparation of the Final Closing Items by providing Buyer with any data or information within Seller’s control that is reasonably requested by Buyer. The Final Closing Items shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Seller, unless Seller gives written notice of its disagreement to Buyer prior to such date. In order to be valid, any such notice shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 12.3 exceeds the Estimated Purchase Price Adjustment Amount, Buyer shall promptly deliver to Seller, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to such excess within five (5) Business Days after the Final Purchase Price Adjustment Date Balance Sheet becomes final. If the Estimated Purchase Price Adjustment Amount exceeds the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 12.3, Seller shall promptly deliver to Buyer, by wire transfer of immediately available funds to the account designated by Buyer, an amount equal to such excess within five (5) Business Days after the Final Closing Items become final. If the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 12.3 is equal to the Estimated Purchase Price Adjustment Amount, neither Seller nor Buyer shall have any further obligation under this Section 12.3.

(c) If Buyer and Seller cannot agree upon the Estimated Closing Items or the Final Closing Items, the Dispute shall be submitted to an independent public accounting firm mutually agreed upon by Buyer and Seller (in either case, the “Independent Expert”), which firm shall make a final and binding determination as to all matters in dispute relating to the calculations set forth in the Estimated Closing Items or Final Closing Items as promptly as practicable after its appointment. The Independent Expert shall send its written determination of the adjustments provided for in Section 12.3 and Section 12.3 to Buyer and Seller, together with a calculation of the Final Purchase Price Adjustment Amount that results from such determination, and such determination of the Independent Expert, and the resulting calculations of the adjustments provided for in Section 12.2 and Section 12.3, shall be binding on the parties, absent fraud or manifest error; provided, however, that in no event shall the Independent Expert assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees and expenses of the Independent Expert shall be borne equally by Buyer and Seller.

Section 12.4. No Further Adjustments. Following the adjustments under Section 12.3, no further adjustments shall be made under this Article XII. Should any expenses with regard to the Properties be charged to (or received by) Seller or Buyer after the earlier of (i) the conclusion of such adjustments under Section 12.3 or (ii) ninety (90) days after Closing, the same shall be paid by Buyer, regardless of the periods to which the same relate, and any bills received by Seller will be forwarded to Buyer; provided Buyer shall be entitled to receive a reimbursement of any such payment from the Escrow Account to the extent the amount paid would otherwise have been payable by Seller if known at the time of preparation of the Final Settlement Amount.

Article XIII. Indemnification

Section 13.1. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold Seller (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually, a “Seller’s Indemnified Claim” and, collectively, “Seller’s Indemnified Claims”) to the extent arising from or related to any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement that survives Closing and any breach of any covenant or agreement of Buyer contained in this Agreement.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Section 13.2. Indemnification by Seller.

(a) From and after Closing, Seller shall defend, indemnify and hold Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) to the extent arising out of or related to (i) any misrepresentation or breach of any warranty of Seller or a Company contained in this Agreement that survives the Closing, (ii) any breach of any covenant or agreement of Seller or a Company contained in this Agreement that survives the Closing, or (iii) the Retained Liabilities.

THE FOREGOING INDEMNIFICATIONS BY SELLER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

(b) Notwithstanding anything to the contrary, it is expressly understood that Seller shall not have any obligation to defend, indemnify and hold harmless Buyer (or its owners, directors, officers, and employees) with respect to any Buyer’s Indemnified Claims made under Section 13.2(a)(i) unless the aggregate of such Buyer’s Indemnified Claims exceeds $10,000,000 (the “Deductible”), and in the event such Buyer’s Indemnified Claims exceed the Deductible, only the value of Damages in excess of the Deductible shall be considered in applying Section 13.2(a)(i), provided, however, that the representations and warranties referenced in Section 13.3(a)(iii) shall not be subject to the Deductible. In no event shall Seller have liability pursuant to or in connection with any claim under Section 13.2(a)(i) of this Agreement for Damages in excess of $95,000,000 (the “Cap”); provided however, that the representations and warranties referenced in Section 13.3(a)(iii) shall not be subject to the Cap.

(c) Nothing in this Article XIII shall apply to Damages with respect to any and all Defects, the Damages with respect to which shall be governed exclusively by Article VIII.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, and employees) shall be deemed not to have suffered any Damages under this Section 13.2 arising from claims based on assets, liabilities, revenues and expenses included in the calculation of the Purchase Price or in the preparation of the Final Settlement Statement. It is the intent of the Parties that (i) the procedures set forth in Article XII and the dispute resolution procedures referenced in Article XVI shall provide the sole and exclusive remedies for claims relating to the preparation of the Final Settlement Statement and the determination of the Purchase Price and (ii) Buyer shall not have recourse pursuant to Section 13.2 for breaches of representations and warranties contained in this Agreement to the extent that the facts constituting any such breaches are taken into account in preparing the Final Settlement Statement pursuant to Section 12.3 or in determining the Purchase Price.

(e) For purposes of Section 13.2 in determining whether Seller has breached any of its representations or warranties contained in this Agreement and for the determination of liability and Damages under this Article XIII, all qualifications of such representations and warranties by materiality (whether by reference to the terms “material”, “Material Adverse Effect” or otherwise) shall be disregarded.

(f) Nothing in this Agreement shall be construed or interpreted as limiting a Party’s right to seek and receive recovery for fraud committed by the other Party.

Section 13.3. Survival of Provisions.

(a) The representations and warranties shall not survive the Closing, except as follows:

(i) the representations and warranties of Seller contained in Section 3.6 (Approvals) and the representations and warranties of Buyer contained in Section 6.5 (Approvals) shall survive the Closing for a period of nine (9) months from the Closing Date;

(ii) Except as set forth in clauses (i) and (iv) of this Section 13.3(a) and except for Section 4.11 (Taxes) which is addressed in Section 7.11, all other representations of Seller contained in Articles III and IV and all other representations of Buyer contained in Article VI shall survive for a period of twelve (12) months from the Closing Date; and

(iii) the representations of Seller contained in Section 3.1 (Title to Interests), Section 3.2 (Organization and Standing), Section 3.3 (Power and Authority), Section 3.4 (Valid and Binding Agreement)), Section 4.1 (Organization and Standing), Section 4.3 (Capital Structure), Section 4.4 (Power and Authority, and the representations of Buyer contained in Section 6.1 (Organization and Standing), Section 6.2 (Power and Authority), and Section 6.3 (Valid and Binding Agreement) shall survive the Closing without limitation.

(b) All covenants of Seller, a Company or Buyer contained in this Agreement shall survive the Closing for a period of six (6) months after the Closing except (i) for any covenant which by its terms continues for a longer period which shall continue for such specified longer period and (ii) except for the covenants contained in Sections 7.7, 7.13, 7.18 and Articles XII, XIII, XVI and XVII which shall survive the Closing for the applicable statute of limitations period. Written notice of any claim by Buyer for indemnification from Seller under Section 13.2 arising during the Survival Period must be given by Buyer to Seller as a condition precedent to the right to enforce such claim for indemnification but in any event no later than the end of the Survival Period. Buyer agrees to bring an indemnification claim within ninety (90) days after such claim becomes known to Buyer, provided any failure to do so shall not adversely impact the claim except to the extent of any actual prejudice to Seller. In the event a Buyer’s Indemnified Claim is timely and properly asserted, the covenants set forth in Section 13.2 shall survive until such Buyer’s Indemnified Claim is satisfied, but only with respect to such timely and properly asserted Buyer’s Indemnified Claim.

(c) The applicable survival period for representations and warranties as reflected in Section 13.3(a) above and for covenants reflected in Section 13.3(b) above shall be referred to as the “Survival Period.”

Section 13.4. Notice of Claim. If indemnification pursuant to Sections 13.1 or 13.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice and as otherwise provided in Section 13.3. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 13.5. No Commissions Owed. Seller agrees to indemnify, defend and hold Buyer (and its partners and its and their Affiliates, and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller or a Company with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold Seller (and its partners and its and their Affiliates (including without limitation Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., and Yorktown Energy Partners IX, L.P.) and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer, with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 13.6. Net Amounts.Any amounts recoverable by any party pursuant to this Article XIII with respect to any Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, shall be decreased by any insurance proceeds or other amounts relating to such Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, paid to such Indemnitee by any Person (other than any Affiliate of such Indemnitee) not a party to this Agreement within twenty-four (24) months following the Closing Date.

Section 13.7. Post-Closing Escrow.

(a) Subject to the terms and conditions set forth in this Section 13.7, Buyer shall cause the Indemnity Escrow Amount to be deposited on the Closing Date with the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b) The Indemnity Escrow Amount will be utilized solely to satisfy any indemnification obligations of Seller to Buyer under Section 13.2 and to cover other amounts which can expressly be paid out of the Indemnity Escrow Amount as provided in Section 12.2 in accordance with the terms of this Agreement. The Escrow Agreement shall, subject to paragraph (c) of this Section 13.7, have a term of twelve (12) months commencing on the Closing Date, subject to continuation for disputed claims (the “Indemnity Escrow Term”). The Escrow Agreement shall provide that the Indemnity Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any indemnification obligations of Seller under Section 13.2 and to cover other amounts which can expressly be paid from the Escrow in accordance with the terms of this Agreement.

(c) If Buyer asserts a claim against the Indemnity Escrow Amount under this Article XIII and Seller does not dispute such claim, Buyer shall be entitled to indemnification by Seller in accordance with this Article XIII, including the right to receive from the Indemnity Escrow Amount funds in an amount equal to the amount of Damages for which Buyer is entitled for such claim under this Article XIII. If, however, Seller disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the Indemnity Escrow Amount with respect to such claim prior to resolution of such dispute in accordance with Article XVI of this Agreement and, if such dispute extends beyond the expiration of the Indemnity Escrow Term, the term of the Indemnity Escrow Term will be automatically extended as provided in paragraph (d) of this Section 13.7.

(d) Provided the indemnification obligations of Seller for claims of indemnification under this Article XIII of which Seller has been notified prior to the expiration of the Indemnity Escrow Term have been satisfied and no dispute then exists as to any claim for indemnification by Buyer for such claims, the balance of the Indemnity Escrow Amount plus the earned interest and other income will be released to Seller on the first Business Day immediately following the expiration of the Indemnity Escrow Term. To the extent there does exist a claim for indemnification by Buyer of which Seller has been notified, which claim has not been satisfied in full in accordance herewith prior to the expiration of the Indemnity Escrow Term, an amount equal to the reasonable estimate of the amount of such claim hereunder by Seller will be withheld from the balance of the Indemnity Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the Indemnity Escrow Term shall be deemed to be extended accordingly.

(e) The parties shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Indemnity Escrow Amount as contemplated herein.

Article XIV. Casualty Losses

Section 14.1. Casualty Loss. In the event of damage by fire or other casualty to the Properties after the date of this Agreement but prior to the Closing when such casualty losses involve less than five million dollars ($5,000,000.00) and can reasonably be repaired within thirty (30) days and are not otherwise material to the ability of the Companies to conduct the Business, then: (a) this Agreement shall remain in full force and effect; (b) Buyer shall take title to the Property affected by such damage without reduction of the Purchase Price; and (c) Seller shall, at Buyer’s sole election, either (i) assign to Buyer any property damage insurance claims related to such damage and pay any deductibles, or (ii) repair or replace such damaged property to a condition similar to the condition of the affected Property immediately prior to the fire or other casualty and retain all insurance claims and payments with respect thereto.

Section 14.2. Right to Termination. In the event of damages by fire or other casualty to the Properties after the date of this Agreement but prior to the Closing other than a casualty loss referenced in Section 14.1 above, then Buyer may terminate this Agreement by notice to Seller.

Section 14.3. Maintenance of Insurance Coverage. Until the Closing Date, Seller shall maintain the existing insurance coverage, and in the event of a casualty loss which is not covered by insurance, except as provided in this Section, Seller shall have no obligation to Buyer with respect thereto; provided that, if Buyer so requests, and if Seller has not repaired the damage or replaced the affected Property, Seller will assign any rights it may have against third parties with respect to such damage.

Article XV. Notices

Section 15.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), by registered or certified mail (postage prepaid), or by electronic transmission at the following addresses:

If to Buyer:	Targa Resources Partners LP 1000 Louisiana, Suite 4300 Houston, Texas 77002 Attn: Chief Executive Officer Phone: (713) 584-1000 Fax: (713) 584-1100

With a copy (which shall not constitute notice) to:

Targa Resources GP LLC

1000 Louisiana, Suite 4300

Houston, Texas 77002

Attn: General Counsel

Phone: (713) 584-1000

Fax: (713) 584-1100

and

Vinson & Elkins LLP

1001 Fannin, Suite 2300

Houston, Texas 77002

Attn: Christopher S. Collins, Esq.

Phone: (713) 758-4436

Fax: (713) 615-5883

If to Seller, or, prior to the Closing, a Company:	Saddle Butte Pipeline LLC 858 Main Avenue, Suite 301 Durango, Colorado 81301 Attn: John Earley Phone: (970) 375-3150 Fax: (970) 828-2118

With a copy (which shall not constitute notice) to:	Thompson & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attn: Arthur Wright Phone: 214-969-1303 Fax: 214-999-1695

or to such other place within the continental limits of the United States of America as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either registered or certified mail (postage prepaid), or by personal delivery.

Article XVI. Dispute Resolution

Any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement or to the computation of the Purchase Price adjusted pursuant to Section 12.3 (all of which are referred to herein as “Disputes”) shall be resolved solely in accordance with this Article XVI, even though some or all of such Disputes are allegedly extra contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief.

Section 16.1. Senior Management Meeting. If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of fifteen (15) days after written notice is given of such Dispute, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after written notice of the Dispute to attempt to resolve same.

Section 16.2. Mediation. If such senior management has been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such written notice of such Dispute, any party may by notice to the other party require mediation of the Dispute, which notice shall identify the names of no fewer than three (3) potential mediators. Each party will in good faith attempt to agree upon a mediator and agrees to participate in mediation of the Dispute in good faith. If the parties are unable to agree upon a mediator within fifteen (15) days after such notice, the parties agree to proceed to mediation under the Commercial Mediation Rules of the American Arbitration Association in effect on the date of this Agreement. If such dispute shall not have been resolved by mediation within thirty (30) days of the initiation of such procedure, or which has not been resolved prior to the termination of mediation, this Agreement does not preclude either party from initiating litigation upon fifteen (15) days written notice to the other party.

Article XVII. Miscellaneous Matters

Section 17.1. Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Interests and the Properties to Buyer and the Companies, as applicable.

Section 17.2. Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices—Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 17.3. Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES. For purposes of the foregoing, actual damages may, however, include indirect, special, consequential, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not an Indemnitee pursuant to the Agreement or an Affiliate of such Indemnitee and (ii) such damages are recovered against an Indemnitee by a Person which is not Indemnitee or an Affiliate of such Indemnitee. This Section shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 13.3.

Section 17.4. Transfer Taxes. If this transaction is deemed to be subject to Transfer Tax, for any reason, Seller and Buyer agree to be responsible for such Transfer Taxes on a 50%/50% basis. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

Section 17.5. Entire Agreement. This Agreement including the Exhibits and Schedules attached hereto contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

Section 17.6. Choice of Law, etc.Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17.7. Time of Essence. Time is of the essence in this Agreement.

Section 17.8. No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement, including any indemnification rights, or any obligations or benefits hereunder, without the prior written consent of the other party first having been obtained, except that Buyer may assign any or all of its rights and obligations hereunder to an Affiliate of Buyer that is a Delaware limited liability company. Any transfer in absence of such consent shall be null and void.

Section 17.9. Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer, Seller and the Companies to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 17.10. Exclusive Remedy.

(a) THE PARTIES HERETO HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV AND ARTICLE VI HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES KNOWLEDGEABLE IN BUSINESS AND DERIVED FROM VOLUNTARY, ARM’S LENGTH NEGOTIATIONS; ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION; THAT IS, NO FIDUCIARY RELATIONSHIP OR DUTY EXISTS. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS

AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE AT LAW, OR IN EQUITY FOR BREACH OF CONTRACT ONLY (AS SUCH CONTRACTUAL REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT); AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV AND ARTICLE VI HEREIN, THE PARTIES HERETO HEREBY EXPRESSLY DISCLAIM RELIANCE ON THE OTHER PARTY AND CLEARLY AND UNEQUIVOCALLY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITATION OF THE FOREGOING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE PROPERTIES AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY UNDERSTANDS THIS AGREEMENT AND ITS CONTENTS, AND SIGNS THIS AGREEMENT AS ITS OWN FREE ACT. EACH PARTY EXPRESSLY WARRANTS THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN THIS MATTER, AND LEGAL COUNSEL HAS READ AND EXPLAINED TO EACH PARTY THE ENTIRE CONTENTS OF THIS AGREEMENT, AND ITS WAIVERS AND RELEASES IN FULL. EACH PARTY COVENANTS NOT TO SUE ON CLAIMS RELEASED OR WAIVED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH SUIT SHALL BE A BREACH OF THIS AGREEMENT FOR WHICH THE NONBREACHING PARTY MAY SEEK ACTUAL DAMAGES, WHICH SHALL INCLUDE ATTORNEYS FEES AND COSTS. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION HEREIN TO THE CONTRARY, THIS DISCLAIMER SHALL NOT RESTRICT AND LIMIT ANY CLAIM BASED ON FRAUD BY THE OTHER PARTY.

(b) UPON CLOSING, BUYER SHALL WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ALSO BE DEEMED TO HAVE WAIVED, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT TO CONTRIBUTION AGAINST SELLER (INCLUDING, WITHOUT LIMITATION, ANY CONTRIBUTION

CLAIM ARISING UNDER ANY APPLICABLE ENVIRONMENTAL LAW) AND ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST SELLER ARISING UNDER OR BASED ON ANY FEDERAL, STATE OR LOCAL STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR COMMON LAW OR OTHERWISE.

Section 17.11. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

Section 17.12. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

Saddle Butte Pipeline LLC

By:	/s/ John Earley
Name:	John Earley
Title:	President & CEO

THE COMPANIES:

Saddle Butte Fort Berthold Gathering, LLC

By:	/s/ John Earley
Name:	John Earley
Title:	President & CEO

Saddle Butte Assets, LLC

By:	/s/ John Earley
Name:	John Earley
Title:	President & CEO

BUYER:

Targa Resources Partners LP

By: Targa Resources GP LLC, its general partner

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

Signature Page to Membership Interest

Purchase and Sale Agreement

EXHIBIT 2.2

Earnout Payment

1.	Earnout. If the Aggregate Average Volume during any Measurement Period included in the Earnout Period equals or exceeds the Base Case Volume for such Measurement Period, Buyer shall pay or cause the Companies to pay to Seller the Earnout Amount by wire transfer of immediately available funds to the account designated by Seller, within ten (10) Business Days after the related Earnout Payment Certificate becomes final in accordance with Section 4 of this Exhibit 2.2. Once paid, the Earnout Amount shall be non-refundable, and the financial condition and results of operations of the Companies during and following the Earnout Period shall not affect Seller’s right to receive and retain the Earnout Amount.

If the Aggregate Average Volume never equals or exceeds the Base Case Volume during any Measurement Period within the Earnout Period, then upon expiration of the Earnout Period, all obligations of the Buyer and the Companies with respect to the Earnout Amount shall lapse and terminate.

2.	Definitions. Capitalized terms used in this Exhibit 2.2 and not otherwise defined shall have the meanings assigned to them in the Agreement. When used in this Exhibit 2.2 or in any other provision of the Agreement, the following terms shall have the respective meanings assigned to them below:

(a)	“Aggregate Average Volume” means the sum of all Inlet Volumes of crude oil during any Measurement Period divided by the number of days in the Measurement Period.

(b)	“Base Case Volume” means the base case “initial volume” for a particular Measurement Period as shown on Annex 2.5.1 hereto.

(c)	“Designated Area” means the counties listed on Annex 2.5.2.

(d)	“Earnout Period” means the period commencing on the Closing Date and ending on June 30, 2014.

(e)	“Inlet Volumes” means all quantities of crude oil received by the Companies at the receipt points on the Pipeline as same is physically extended and expanded during the Earnout Period. For the avoidance of doubt, Inlet Volumes shall include all volumes of crude oil actually available from and offered by producers to Companies at the receipt points on the Pipeline within the Designated Area, but that were not received by the Companies due to a breach by Buyer or a Company (other than due to a force majeure event) of a contractual obligation, provided such volumes will not be double counted for backhauls, extensions or other.

(f)	“Measurement Period” means any calendar month within the Earnout Period.

3.	Operation of Companies. During the Earnout Period,

(a)	The Companies shall, and the Buyer shall cause the Companies to, conduct the activities and operations of the Companies and the Properties in the ordinary course of business of the Companies.

(b)	Neither Company shall enter into any transaction or arrangement with the Buyer or any of its Affiliates that would reasonably be expected to adversely affect the calculation of any Aggregate Average Volume.

(c)

Buyer or any of its Affiliates shall not enter into any transaction or arrangement within the Designated Area that competes with the Companies for crude oil volumes within the Designated Area, to the extent such competition could reasonably be expected to adversely affect the calculation of any Aggregate Average Volume, except that Buyer may acquire other existing midstream assets and businesses and in such case, if Seller in good faith determines that such acquisition adversely influences the Seller’s ability to obtain the Earnout Amount, then Seller may suggest an appropriate adjustment to the Base Case Volume. If an adjustment cannot be mutually agreed upon, then either Seller or Buyer may submit the issue of whether an adjustment is required and the appropriate amount of such adjustment to the Independent Expert. No later than the sixtieth (60th) day after its appointment, the Independent Expert shall send its written determination of the appropriate adjustment to the Base Case Volume to Buyer and Seller and such determination of the Independent Expert shall be final and binding on the parties, absent fraud or manifest error. The fees and expenses of the Independent Expert shall be borne equally by Buyer and Seller.

4.	Determination of Aggregate Average Volume.

(a)	On or before thirty (30) days after the end of each Measurement Period, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate signed by the chief financial officer, chief accounting officer or any other vice president of finance of Buyer (each an “Earnout Payment Certificate”) setting forth Buyer’s calculation of the Aggregate Average Volume for the Companies for such Measurement Period together with a worksheet showing in reasonable detail the calculation of such amount and copies of back-up and other supporting information that reasonably supports such calculation.

(b)

Buyer shall assist Seller in its review of the Earnout Payment Certificate by providing Seller with any data or information within Buyer’s control that is reasonably requested by Seller, and by providing Seller with reasonable access to management of the Companies. The Earnout Payment Certificate shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Seller, unless Seller gives written notice of a Dispute based on its disagreement with the Earnout Payment Certificate to Buyer prior to such date. In order to be valid, any such Dispute notice shall specify in reasonable detail the nature and basis of any disagreement so asserted based on Seller’s Knowledge.

5.	Dispute Regarding Earnout Payment Certificate. If Buyer and Seller cannot agree upon any Earnout Payment Certificate, the Dispute shall be submitted to the Independent Expert, which firm shall make a final and binding determination as to all matters in dispute relating to the calculations set forth in the Earnout Payment Certificate as promptly as practicable after its appointment, but in no event later than the thirtieth (30th) day after its appointment. The Independent Expert shall send its written determination of the calculation provided for in this Exhibit 2.2 to Buyer and Seller and such determination of the Independent Expert shall be final and binding on the parties, absent fraud or manifest error. The fees and expenses of the Independent Expert shall be borne equally by Buyer and Seller.